Exhibit 10.4

MASTER FRANCHISE

AND DEVELOPMENT AGREEMENT

THIS AGREEMENT is made on June 15, 2012 by and between

(1)                                 BK ASIAPAC PTE. LTD., a company organized under the laws of Singapore and having a principal place of business at 101 Thomson Road, #13-03/04 United Square, Singapore 307591 (“BKAP”) and

(2)                                 BURGER KING (SHANGHAI) RESTAURANT COMPANY LTD., a company organized under the laws of the People’s Republic of China and having a principal place of business at Room 704-708, Finance Square, No. 333 Jiujiang Road, Shanghai 200001, PRC (“Master Franchisee”)

For the purposes of this Agreement, the above parties shall be individually referred to as a “Party” and collectively referred to as the “Parties”.

INTRODUCTION

A.                                    BKAP has acquired the exclusive right to use the unique Burger King System and the Burger King Marks for the development and operation of quick service restaurants known as Burger King Restaurants throughout the Region (as such terms are defined in clause 1(1)).

B.                                    BKAP is engaged in the business of developing, operating and granting franchises to operate Burger King Restaurants throughout the Region using the Burger King System and the Burger King Marks and such other marks as BKAP may authorize from time to time for use in connection with Burger King Restaurants.

C.                                    BKAP has established a reputation and image with the public as to the quality of products and services available at Burger King Restaurants, which reputation and image have been and continue to be unique benefits to BKAP and its franchisees.

D.                                    BKAP and Master Franchisee are parties to a Trademark License Agreement and Technology License Agreement, each dated 18 September 2007, pursuant to which BKAP granted to Master Franchisee a non-exclusive right (i) to use the Burger King Marks and Technology (as such term is defined in the Technology License Agreement) in connection with the operation of Burger King Restaurants in the Territory (as defined in clause 1(1)), and (ii) to sublicense the Burger King Marks and Technology in connection with the operation of Burger King Restaurants in the Territory.

E.                                     BKAP and Master Franchisee are also parties to a Restaurant Support Services Agreement effective as of 22 June 2006, pursuant to which Master Franchisee agreed to provide certain restaurant support services to BKAP.

F.                                      As of the date hereof, Master Franchisee has entered into certain Existing Development Agreements and Existing Franchise Agreements (as such terms are defined in clause 1(1)) with Existing Franchisees (as defined in clause 1(1)) in the Territory.  The Existing Development Agreements and Existing Franchise Agreements are listed on Exhibit A to this Agreement.

G.                                    Prior to the date hereof, BKAP owned 100% of the outstanding equity interests in BKHKD (as defined in clause 1(1)).

H.                                   As of the date hereof, (i) BKHKD (directly or indirectly) owns 100% of the outstanding equity interests in the PRC Companies (as defined in clause 1(1)) and 30% of the outstanding equity interests in BK Guangzhou (as defined in clause 1(1)); and (ii) ITG owns 70% of the outstanding equity interests in BK

Guangzhou.

I.                                        BKAP and certain other parties have established the JVC (as defined in clause 1(1)) as a joint venture company to which BKAP has contributed 100% of the shares in BKHKD in exchange for shares in the JVC (the “Transaction”).  As a result of the Transaction, BKHKD is a wholly-owned subsidiary of the JVC, and the PRC Companies, including Master Franchisee, are wholly-owned subsidiaries of BKHKD.

J.                                        As of the date hereof, each PRC Company owns and operates the Burger King Restaurants located in the Territory and listed on Exhibit B to this Agreement (collectively, the “Existing PRC Company Restaurants”).

K.                                    As of the date hereof, BK Guangzhou owns and operates the Burger King Restaurants located in the Territory and listed on Exhibit C to this Agreement (collectively, the “BK Guangzhou Restaurants”) pursuant to Existing Franchise Agreements by and between Master Franchisee as franchisor and BK Guangzhou as franchisee.

L.                                     In connection with the Transaction, BKAP and Master Franchisee have agreed to terminate the Trademark License Agreement, Technology License Agreement and Restaurant Support Services Agreement, pursuant to the Termination Agreement attached as Exhibit D to this Agreement and to enter into this Agreement.

M.                                 Master Franchisee recognizes the benefits to be derived from being identified with and licensed by BKAP and being able to utilize the Burger King System including the Burger King Marks which BKAP makes available to its franchisees.

N.                                    Master Franchisee desires to obtain the right in the Territory to develop, open and operate and to license Franchisees (as defined in clause 1(1)) to develop, open and operate Burger King Restaurants in the Territory.

O.                                    In connection with the Development Rights (as defined in clause 1(1)), Master Franchisee has agreed to provide services to support the Burger King Restaurants operating within the Territory with a view towards achieving a more focused and cost-efficient level of service to Restaurants operating within the Territory and improved operating standards.

P.                                      Master Franchisee acknowledges that it is entering into this Agreement after having made an independent investigation of BKAP’s operations and not upon any representation as to the profits and/or sales volumes which it might be expected to realize, nor upon any representations or promises made by BKAP or any Person on its behalf which are not contained in this Agreement, except for such representations, warranties, covenants and agreements contained in the Transaction Agreements (as defined in clause 1(1)).

Q.                                    It is the intent of both BKAP and Master Franchisee to preserve continuing customer confidence in the reliability and quality of all products sold at Burger King Restaurants.

R.                                    Master Franchisee wishes to set forth the terms of its agreement for the development of new Burger King Restaurants within the Territory as more fully defined in this Agreement.

NOW THEREFORE, in consideration of the mutual promises, agreements, obligations and covenants contained in this Agreement and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

AGREEMENT

CLAUSE 1

INTERPRETATION

(1)           Definitions

In this Agreement, the following words or expressions have the meanings set out below:

“2016 Incentive Target” has the meaning set forth in the Development Schedule.

“Ad Fund Account” has the meaning set out in clause 10(1).

“Ad Fund Breach” has the meaning set out in clause 10(7).

“Administrative Expenses” means all general and administrative expenses and overhead associated with managing, administering and maintaining the Advertising Fund, including salaries of relevant employees of Master Franchisee and its Affiliates.

“Advertising Contributions” has the meaning set out in clause 10(1).

“Advertising Fund” means the advertising fund formed by Master Franchisee by combining the Advertising Contributions paid under the PRC Company Franchise Agreement with advertising contributions paid in respect of all Franchised Restaurants.

“Advertising Services” means those services and obligations of Master Franchisee described in clause 10(5)(b).

“Affiliate” means any Person which directly or indirectly Controls, is Controlled by, or is under common Control with a Person.  For purposes of this Agreement, Master Franchisee’s Affiliates shall include each PRC Company.  BK Guangzhou shall be considered an Existing Franchisee for purposes of this Agreement and not an Affiliate of Master Franchisee.

“Agreement” means this Master Franchise and Development Agreement.

“Annual Opening Targets” means the opening targets applicable to each Year during the Term (except Years 2012 through 2016), as set out in the Development Schedule.

“Anti-Corruption Laws” means the FCPA and all other anti-corruption, fraud, kickback, anti-money laundering, anti-boycott laws, regulations or orders, and all similar laws, or regulations or orders in the Territory and any other relevant jurisdictions.

“Approvals” has the meaning set out in clause 33(1)(a).

“Approved Plans and Specifications” means the plans and specifications for the construction and fit-out of a new Restaurant in the Territory (including requirements as to signage and equipment) which may be approved from time to time in writing by BKAP.

“Area Development Fee” has the meaning set out in clause 4(2).

“Authority” means any federal, state, municipal, local or other governmental department, commission, board, bureau, agency or instrumentality, or any administrative, judicial or arbitration court or panel, with jurisdiction over the applicable matter.

“BK Beijing” means BK (Beijing) Restaurant Management Co., Ltd.

“BK Guangzhou” means BK (Guangzhou) Restaurant Co., Ltd.

“BK Guangzhou Acquisition” has the meaning set out in the Development Schedule.

“BK Guangzhou Restaurant(s)” has the meaning set out in the preamble above, and “BK Guangzhou Restaurant” means any of them.

“BK Shenzhen” means BK Foods (Shenzhen) Co., Ltd.

“BKAP” has the meaning set out in the preamble to this Agreement.

“BKAP Indemnified Parties” means BKAP and its Affiliates, directors, officers, employees, shareholders and agents.

“BKAP Master GTCs” means the Master General Terms and Conditions of Supply for BKAP governing the supply of Approved Products (as defined in the PRC Company Franchise Agreement) to the Burger King System in the Region.  All Approved Suppliers (as defined in the PRC Company Franchise Agreement) must accept the BKAP Master GTCs.

“BKAP QA Program” means all written quality assurance processes, testing procedures and other requirements of BKAP and/or its Affiliates relating to the design, manufacture and/or distribution of Approved Products (as defined in the PRC Company Franchise Agreement) in the Burger King System, including, but not limited to, the Product Specifications and all documents and procedures referenced or incorporated therein, as any and/all of the same shall be amended from time to time by BKAP and/or its Affiliates in its and/or their sole discretion.

“BKC” means Burger King Corporation, a Florida corporation.

“BKHKD” means Burger King (Hong Kong) Development Company, Ltd., a company organized under the laws of Hong Kong and a wholly-owned subsidiary of the JVC.

“Brand Protection and Compliance Activities” has the meaning set out in sub-clause 4(10)(a).

“Burger King Advertising Materials” means all advertising, marketing, promotional, and public relations materials used to advertise or promote Burger King Restaurants, including without limitation, video, audio, print, mobile, digital, and electronic advertisements, pamphlets, brochures, collateral materials, merchandising and in-restaurant point of purchase materials, and internet materials (including websites), created, developed or obtained by Master Franchisee in connection with the provision of the Services during the Term of this Agreement.

“Burger King Core Trademarks” means BURGER KING® and WHOPPER®.

“Burger King Curriculum” means those training manuals, lesson plans and other guidelines in relation to the provision of Training Services which have been developed or approved by BKAP and made available in writing to Master Franchisee from time to time.

“Burger King Domain Names” means all internet or global computing network addresses or locations, including all top-level domains (and the goodwill associated therewith) used to advertise or promote Burger King Restaurants, including domain names developed, acquired or used by Master Franchisee in connection with the provision of the Services during the Term of this Agreement.

“Burger King Intellectual Property Rights” means all industrial and intellectual property rights subsisting (but excluding any industrial and intellectual property rights that may be owned by third parties) in the Burger King System, Burger King Curriculum, Burger King Advertising Materials, Burger King Packaging Materials, and any other material or information provided to any PRC Company or any Franchisee under this Agreement, the PRC

Company Franchise Agreement, any Franchise Agreement or any other agreement (excluding the Burger King Marks and Burger King Domain Names).

“Burger King Logo” means the principal logo used by BKAP from time to time in respect of the Burger King System.

“Burger King Marks” means the trademarks, service marks, trade names, trade dress, logos (including but not limited to the Burger King Logo), slogans, designs and other commercial symbols and source-identifying indicia (and the goodwill associated therewith) used in the operation of the Restaurants and the Burger King System, whether registered, applied for or unregistered.

“Burger King Packaging Materials” means and includes all tags, labels, cartons, bags, containers, wrapping, and other materials used in the Restaurants, including, but not limited to packaging materials developed, acquired or used by Master Franchisee in connection with the provision of Services during the Term of this Agreement.

“Burger King Restaurants” or “Restaurants” means a quick service or fast food restaurant operating under the Burger King System and utilizing the Burger King Marks (including Direct-Owned Restaurants and Franchised Restaurants), and a “Burger King Restaurant” or a “Restaurant” means any of them.  Burger King Restaurants may be (i) Free Standing Restaurants, (ii) In-Line Restaurants, (iii) Food Court Restaurants, (iv) LCCR Restaurants, or (v) other formats approved by BKAP, in its sole discretion.

“Burger King System” means the unique restaurant format and operating system developed by BKAP and/or its Affiliates for the development and operation of quick service or fast food restaurants, and to which BKAP holds the right to license, including proprietary designs and color schemes for restaurant buildings, equipment, layout and décor, proprietary menu and food preparation and service formats, uniform product and quality specifications, training programs, restaurant operations manuals, bookkeeping and report formats, marketing and advertising formats, promotional marketing items and procedures for inventory and management control, and also includes the Burger King Marks, Burger King Domain Names, Burger King Intellectual Property Rights, Burger King Logo  and all confidential information, other proprietary information, copyrights and other intellectual property rights relating to the system, and any modifications, amendments, improvements and/or other changes BKAP and/or any of its Affiliates may make to the system from time to time, in their sole discretion.

“Business Day” means a day other than a Saturday or Sunday or public holiday in Hong Kong on which banks are open in Hong Kong for general commercial business.

“Claim” means any lawsuit, litigation, dispute, claim, arbitration or mediation, or any other proceeding before a judicial, administrative or arbitration court or panel.

“Commencement Date” means the date on which this Agreement is deemed to be effective, which shall be the date set forth at the head of this Agreement.

“Competitor” means any Person who owns or operates or licenses another Person to operate a Quick Service Restaurant and/or any Affiliate of such Person.  For the purposes of this definition, the term Competitor shall also include (i) any director or officer of such Person or Affiliate of such Person, (ii) any entity Controlled by such Person or Affiliate, either through the direct or indirect ownership of equity interests, a contractual arrangement with one or more equity holders or otherwise, (iii) any entity by means of which, upon such entity becoming a shareholder of the JVC, such Person or Affiliate would have the right to receive Confidential Information of the JVC, or a right to audit the books and records of the JVC, and (iv) any immediate family member of such Person (or any Affiliate of any of the foregoing).

“Content” means text, graphics, photographs, video, audio and/or other data or information.

“Control” or “Controlled” means the ownership, whether by ownership of securities, contract, proxy or otherwise, of shareholding or contractual rights of a Person that assures (i) the majority of the votes in the resolutions of such Person, or (ii) the power to appoint the majority of the managers or directors of such Person, or (iii) the power to direct or cause the direction of the management or policies of such Person, and the related terms “Controlled by” “Controlling” or “under common Control with” shall be read accordingly.

“Days” or “Day” means calendar day or days unless otherwise expressly provided.

“Development Cure Period” means a six-month period, commencing on January 1st following the Year (which must be Year 2014 or thereafter) in which Master Franchisee has failed to achieve the applicable Exclusivity Milestone or Annual Opening Target.

“Development Procedures” has the meaning set out in clause 9(9)(a).

“Development Rights” has the meaning set out in clause 4(1).

“Development Schedule” means a schedule that identifies the Exclusivity Milestones and, with respect to Years 2017 through 2031, the Annual Opening Targets, for the development and opening of Direct-Owned Restaurants and Franchised Restaurants in the Territory during the Term.  The Development Schedule is attached to this Agreement as Schedule 1.

“Development Services” has the meaning set out in clause 9(9).

“Direct-Owned Restaurants” means Burger King Restaurants established and operated by the PRC Companies in the Territory pursuant to this Agreement and the PRC Company Franchise Agreement, and a “Direct-Owned Restaurant” means any of them.  Direct-Owned Restaurants include all of the Existing PRC Company Restaurants listed on Exhibit B and any Franchised Restaurant acquired by any of the PRC Companies during the Term.

“Direct-Owned Restaurant Unit Fee” has the meaning set out in clause 8(4).

(This material has been omitted pursuant to a request for confidential treatment, and such material has been filed separately with the Commission.).

“Dispute” has the meaning set out in clause 25(2).

“Early Closure Restaurant” has the meaning set out in clause 6(4).

“EBITDA” means earnings before interest, taxes, depreciation and amortization.

“Event of Default” means those events set out in clause 14(1)(a) through 14(1)(f).

“Excess Restaurants” has the meaning set out in clause 8(4), and an “Excess Restaurant” means any of them.

“Exclusivity Milestones” has the meaning set out in the Development Schedule.

“Existing Development Agreements” means the agreements between Master Franchisee and Existing Franchisees in effect as of the Commencement Date pursuant to which, among other things, Master Franchisee has granted development rights to such Existing Franchisees in the Territory, and an “Existing Development Agreement” means any of them.  All of the Existing Development Agreements are listed in Exhibit A.

“Existing Franchise Agreements” means the franchise agreements by and between Master Franchisee as franchisor and an Existing Franchisee as franchisee in effect as of the Commencement Date, pursuant to which, among other things, Master Franchisee has granted a license to use the Burger King Marks to such Existing Franchisee in the Territory, and an “Existing Franchise Agreement” means any of them.  All of the Existing Franchise Agreements are listed in Exhibit A.

“Existing Franchised Restaurants” means the Franchised Restaurants operated by Existing Franchisees as of the Commencement Date and listed on Exhibit A to this Agreement, and any Franchised Restaurants opened by Existing Franchisees pursuant to an Existing Development Agreement after the Commencement Date, and an “Existing Franchised Restaurant” means any of them.

“Existing Franchisee” means any Person that operates one or more Burger King Restaurants in the Territory as of the Commencement Date and that is not an Affiliate of Master Franchisee.  All of the Existing Franchisees are listed on Exhibit A.

“Existing PRC Company Restaurant(s)” has the meaning set out in the preamble above, and an “Existing PRC Company Restaurant” means any of them.

“FCPA” means the U.S. Foreign Corrupt Practices Act of 1977, as amended.

“Final Judgment” has the meaning set out in clause 16(4).

“Force Majeure Events” has the meaning set out in clause 6(5), and a “Force Majeure Event” means any of them.

“Food Court Restaurant” means a Restaurant in a retail space within an area of a building which consists primarily of quick service restaurants, meeting the minimum criteria for Food Court Restaurants as determined by BKAP for the Territory from time to time, which at the date of this Agreement is: minimum shared seating of 100 and counter length of 4 meters.

“Franchise Agreements” means, collectively, Existing Franchise Agreements and New Franchise Agreements, and a “Franchise Agreement” means any of them.

(This material has been omitted pursuant to a request for confidential treatment, and such material has been filed separately with the Commission.).

“Franchised Restaurant” means a Burger King Restaurant operated by a Franchisee pursuant to a Franchise Agreement.

“Franchised Restaurant Unit Fee” has the meaning set out in clause 9(4).

“Franchisees” means, collectively, Existing Franchisees and New Franchisees, and a “Franchisee” means any of them.

“Free-Standing Restaurant” means a Restaurant in a freestanding building, or retail space within a building, meeting the minimum criteria for Free-Standing Restaurants as determined by BKAP for the Territory from time to time, which at the date of this Agreement is: an area of 300 square meters or more and 6 POS terminals.

“Global Marketing Policy” means, collectively, BKC’s Global Policy on Self-Directed Marketing Funds and BKC’s Global Policy on Marketing Fund Expenditures, as such policies may be amended or supplemented from time to time. If there is a conflict between the Global Marketing Policy and the provisions of this Agreement, the provisions of this Agreement will control.  The current version of the Global Marketing Policy is attached as Exhibit E hereto.

“Gross Sales” includes all sums charged or received in cash or by credit (and regardless of collection in the case of credit) for goods or merchandise sold or otherwise disposed of, or services provided or performed at or from a Direct-Owned Restaurant or Franchised Restaurant, as the case may be, and all other revenue and income of every kind or nature related to the Direct-Owned Restaurant or Franchised Restaurant, and all other revenue and income of every kind and nature related to the Direct-Owned Restaurant or Franchised Restaurant.  The sale of Burger King products away from the Direct-Owned Restaurant or Franchised Restaurant is not authorized; however, should any such sales occur or be approved in the future, they will be included within the definition of Gross Sales.  Gross Sales excludes any federal, state, county or city tax, excise tax, or other similar taxes collected by Master Franchisee or a Franchisee from customers based upon sales and cash received as payment in credit transactions where the extension of credit itself has already been included in the figure upon which the Royalty and Advertising Contribution is calculated.  For the avoidance of doubt, Gross Sales under a New Franchise Agreement shall be calculated in the same manner as under the PRC Company Franchise Agreement.

“Goods and Services” means the goods and services in respect of which such of the Burger King Marks as are registered, are registered.

“Incentive Targets” has the meaning set out in the Development Schedule.

“In-Line Restaurant” means a Restaurant in a retail space within a building, meeting the minimum criteria for In-Line Restaurants as determined by BKAP for the Territory from time to time, which at the date of this Agreement is:  an area of between 150 — 299 square meters and 4 POS terminals.

“Intellectual Property Claims” has the meaning set out in clause 16(2)(e).

“Internet” means the global network of interconnected computer networks each using the transmission control protocol/internet protocol as may be adopted from time to time, which is used to transmit Content that is directly or indirectly delivered to a computer or other digital electronic device for display to an end-user, whether such Content is delivered through on-line browsers, off-line browsers, or through “push” technology, electronic mail, broadband distribution, satellite, wireless or otherwise and any subset of such global network, including, but not limited to, “intranets.”

“Internet Business” means an Internet service or website that uses the Burger King Marks, including the Burger King Domain Names or the Burger King System solely in connection with and related to Master Franchisee’s operation of the Restaurants in the Territory to provide information or services, including without limitation the delivery of Content to consumers regarding the Restaurants.

“Internet Exclusivity Exclusions” has the meaning set out in clause 4(10)(a).

“Internet Service Provider” means a service provider, any successor, assignee or replacement thereof, which maintains and handles the registration of domain names and URLs.

“Internet Site”     means any site or service delivering Content on or through the Internet, including, without limitation, any on-line service using the Burger King Domain Names and/or any portion of the Burger King System, including, but not limited to, the Burger King Marks.

“Investment Agreement” or “JVIA” means the Joint Venture and Investment Agreement, by and between BKAP and Investor dated as of May 11, 2012.

“Investor” means Pangaea Foods, SPC for the account of Pangaea Foods (China), SP.

“IP Transferee” has the meaning set out in clause 17(2).

“ITG” means Xiamen ITG Group Corporation Ltd.

“JVC” means Pangaea Foods (China) Holdings, Ltd, a company incorporated under the laws of the Cayman Islands.

“Law” means any laws, rules, statutes, decrees, regulations, circulars, ordinances or orders, including all applicable public, environmental, and competition laws and regulations; and any administrative decisions, judgments and other pronouncements enacted, issued, promulgated, enforced or entered by any Authority.

“Losses” means any actions, suits, hearings, proceedings, investigations, charges, complaints, claims, demands, injunctions, judgments, orders, decrees, rulings losses, amounts paid in settlement, penalties, fines, damages (including punitive, special and consequential damages), lost profits, liabilities, costs and expenses (including reasonable attorneys’ fees and expenses incurred in investigating, preparing or defending any claims covered hereby).

“LCCR (Low Cost Capex Restaurant)” means a compact In-Line Restaurant with a full or reduced menu, meeting the minimum criteria as determined by BKAP in its sole discretion for the Territory from time to time, which at the date of this Agreement is: an approximate total area of about 90 square meters with a kitchen size between 40 to 55 square meters.

“Marketing Agencies” means all service providers or agencies retained directly or indirectly by Master Franchisee to provide Marketing Services during the Term of this Agreement, and a “Marketing Agency” means any of them.

“Marketing Calendar” means the annual marketing calendar to be delivered to BKAP under clause 10(4) of this Agreement.

“Marketing Services” has the meaning set out in clause 10(5)(a).

“Master Franchisee” means the Party designated in the preamble above as Master Franchisee, its successors and permitted assigns.

“Metropolitan Urban Area” means any area that is designated as an “urban area” by a competent Authority in a municipality or prefecture-level city within the Territory.

“Middle Exchange Rate” means the exchange rate announced by the People’s Bank of China as the exchange rate between RMB and U.S. dollars.

“MOD Manual” means the manual of operating data (whether in one or more volumes, in electronic or hard copy format, and as updated by BKAP from time to time in its sole discretion), including all translations and copies, setting out BKAP’s mandatory restaurant operating, equipment and product standards, specifications and procedures as issued and amended from time to time by BKAP and/or its Affiliates, in their sole discretion.

“MOFCOM” means the Ministry of Commerce of the State Council or the Authority entrusted by MOFCOM or any other Authority authorized by the State Council to register this Agreement.

“Monitoring Services” has the meaning set out in clause 12.

“New Franchise Agreement” means the form of franchise agreement authorized by BKAP to be used in the Territory entered into between Master Franchisee and a Franchisee, which grants the Franchisee the right to operate a Burger King Restaurant at a specific location.  The form of New Franchise Agreement is attached to this Agreement as Exhibit F.

“New Franchisee” means a Person that is neither an Existing Franchisee nor an Affiliate of Master Franchisee who is licensed by Master Franchisee to open and operate a Burger King Restaurant under a New Franchise Agreement.

“New Restaurant” has the meaning set out in clause 4(7)(a).

“Notice of Dispute” has the meaning set out in clause 25(2).

“Parent” has the meaning set out in clause 14(2)(d).

“Payment Restriction” has the meaning set out in clause 18(4).

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Authority or other entity.

“Polling Information” means information or data about Franchised Restaurants that is transmitted to or from a POS System or other system operated by Franchisees or their agents into a computer or system operated by BKAP or its agents.

“PRC” means the People’s Republic of China, which for the purpose of this Agreement excludes Taiwan and the Special Administrative Regions of Hong Kong and Macau.

“PRC Companies” means Master Franchisee, BK Beijing, BK Shenzhen and any direct or indirect Subsidiaries that BKHKD or Master Franchisee may establish or acquire from time to time in the Territory, and a “PRC Company” means any of them.

“PRC Company Franchise Agreement” means the franchise agreement by and among BKAP as franchisor and the PRC Companies, as franchisees, pursuant to which, among other things, BKAP has granted such companies a license to use the Burger King Marks.  The form of PRC Company Franchise Agreement is attached to this Agreement as Exhibit G.

“Product Approval Notice” has the meaning set out in clause 9(10)(a).

“Product Specifications” means (i) all written processes, procedures and requirements of BKAP as they relate to the design, development and manufacture of Approved Products (as defined in the PRC Company Franchise Agreement), as they may be amended from time to time; and (ii) all product descriptions (e.g., commodity type, raw materials and ingredient listing, finished product standards, product formulation, processing control points, packaging, labelling and nutritional information, if applicable).

“Product Supplier Documents” has the meaning set out in clause 9(10)(a).

“Qualified Expenditures” means those expenditures that may be paid out of the Advertising Fund, as more particularly described in the Global Marketing Policy.

“Quick Service Restaurant” means any restaurant which does not offer table service as the principal method of ordering or food delivery.

“Radius Restriction” has the meaning set out in clause 4(7)(a).

“Reductions” and “Reduction” have the meaning set out in the Development Schedule.

“Region” means the Asia Pacific region, which is comprised of the following countries:  Australia, Bangladesh, Bhutan, Brunei, Burma/Myanmar, Cambodia, Fiji, Guam, Hong Kong, India, Indonesia, Japan, Kiribati, Laos, Macao, Malaysia, Maldives, Marshall Islands, Micronesia, Mongolia, Nauru, Nepal, New Zealand, North Korea, Pakistan, Palau, Papua New Guinea, the Philippines, the PRC, Republic of China (Taiwan), Samoa, Singapore, Solomon Islands, South Korea, Sri Lanka, Thailand, Timor-Leste, Tonga, Tuvalu, Vanuatu and Vietnam.

“Replacement Restaurant” has the meaning set out in clause 8(5).

“Required Country” has the meaning set out in clause 18(1).

“Required Currency” has the meaning set out in clause 18(1).

“Reserve Account” has the meaning set out in clause 18(4).

“Restaurant Management” means restaurant managers, assistant managers and shift supervisors in respect of a Burger King Restaurant.

“RMB” means the lawful currency of the PRC.

“Royalty” or “Royalty Fee” means the monthly amounts payable to BKAP by Master Franchisee pursuant to clause 8(6), clause 9(1) and clause 9(5).

“Sales Report” means the monthly overview of sales provided by Franchisees with respect to each of their Franchised Restaurants pursuant to their respective Franchise Agreements.

“Services” means the services to be provided by Master Franchisee to Franchisees in accordance with this Agreement, including the Advertising Services, Marketing Services, Training Services, Monitoring Services and Development Services.

“Site Approval” has the meaning set out in clause 7(3).

“Standards” means the standards, specifications and procedures for Burger King Restaurants issued, directed and amended by BKAP and/or its Affiliates from time to time, in their sole discretion, including those contained from time to time in the Approved Plans and Specifications,  MOD Manual, Image Manual, Signage Manual, Equipment Manual and Brand Standards Guide, Domain Name Registration Guide, General Terms and Conditions of Supply and Distribution and Quality Assurance Standards (and such superseding or additional documents as may be issued by BKAP and/or its Affiliates from time to time).

“Subsidiary” means, with respect to a Person, any corporation, partnership, trust, limited liability company or other business enterprise or organization in which such Person (or another Subsidiary of such Person) holds 100% of stock or other ownership or equity interests.

“Substitute Master Franchisee” has the meaning set out in clause 18(4).

“Suburban Area” means any area that is not a Metropolitan Urban Area within the Territory.

“Term” has the meaning set out in clause 5.

“Termination Period” has the meaning set out in clause 14(3).

“Territory” means the de jure boundaries of the PRC.

“Training Services” means the services and obligations of Master Franchisee described in clause 11.

“Transaction” has the meaning set out in the preamble to this Agreement.

“Transaction Agreements” means this Agreement, the PRC Company Franchise Agreement and the Investment Agreement.

“Triggering Event” has the meaning set out in the Development Schedule.

“Unit Addendum” means Schedule B to the PRC Company Franchise Agreement (Unit License Addendum), which will identify the location of a Direct-Owned Restaurant and any Renewal Unit Addendum (as defined in the PRC Company Franchise Agreement) with respect thereto.

(This material has been omitted pursuant to a request for confidential treatment, and such material has been filed separately with the Commission.).

“Unregistered Marks” has the meaning set out in clause 27(1)(f), and an “Unregistered Mark” means any of them.

“VAT” means value added value added tax payable under the legislation of the Territory.

“Year” means any calendar year during the Term referred to in clause 5, except for Year 2012, which will commence on the Commencement Date and end on December 31, 2012.

(2)                                 Construction

(a)                                 Capitalized terms used herein, which are not defined in this Agreement but are defined in the PRC Company Franchise Agreement shall have the same meaning as in the PRC Company Franchise Agreement, unless the context otherwise requires.

(b)                                 In this Agreement, unless otherwise specified (i) singular words include the plural and plural words include the singular; (ii) words importing any gender include the other gender; (iii) references to any Law include all applicable rules, regulations and orders adopted or made thereunder and all statutes or other laws amending, consolidating or replacing the statute or law referred to; (iv) references to any agreement or other document, including this Agreement, include all subsequent amendments, modifications or supplements to such agreement or document made in accordance with the terms hereof and thereof; (v) references to clauses, Exhibits and Schedules are to the clauses, Exhibits and Schedules of this Agreement; (vi) numberings and headings of clauses, Exhibits and Schedules are inserted as a matter of convenience and shall not affect the construction of this Agreement; (vii) the term “including” as used herein means “including but not limited to”; and (viii) all Exhibits and Schedules to this Agreement are incorporated herein by this reference thereto as if fully set forth herein, and all references herein to this Agreement shall be deemed to include all such incorporated Exhibits and Schedules.

(c)                                  References to a Party shall include such Party’s permitted successors and assigns.

(d)                                 Reference to any specific standard, policy, procedure, form, agreement or process of BKAP includes a reference to any policy, procedure, form, agreement or process described by any other name which has been issued by BKAP in substitution thereof or with substantially similar effect.

(e)                                  The headings as to contents of particular clauses are inserted only for convenience and reference and are in no way to be construed as part of this Agreement or as a limitation on the scope of any of the terms or provisions of this Agreement.

(f)                                   A writing includes any mode of representing or reproducing words in tangible and permanently visible forms, and includes a facsimile transmission.

CLAUSE 2

THE MASTER FRANCHISEE

(1)                                 Upon BKAP’s request, Master Franchisee shall, at Master Franchisee’s expense, within ten (10) Business Days following the receipt of the request, furnish BKAP with certified copies of any amendments to, or restatements of, articles of incorporation, bylaws and other governing documents of Master Franchisee.

(2)                                 Master Franchisee, at its expense, shall at all times during the Term maintain a business office and premises within the Territory.  The business office and premises will be located so as to permit Master Franchisee adequately to sell franchises for, supervise and promote Burger King Restaurants within the Territory and to provide the Services to Franchisees in accordance with this Agreement.

(3)                                 Master Franchisee shall secure and maintain in force in all material respects all licenses, permits and certificates relating to the operation of the Direct-Owned Restaurants, pay promptly or ensure payment of all material taxes and assessments when due, and operate or ensure operation of the Direct-Owned Restaurants in compliance with all applicable Laws in all material respects, including those relating to occupational hazards, health, workers’ compensation insurance, unemployment insurance, payment of taxes owed to any Authority, and the Anti-Corruption Laws.  Notwithstanding the foregoing, BKAP and Master Franchisee acknowledge that certain licenses and permits required with respect to the Existing PRC Company Restaurants may be outstanding, and Master Franchisee agrees to secure such licenses and permits within six (6) months of the Commencement Date.  The failure to have secured such licenses and permits by the Commencement Date shall not be deemed an Event of Default hereunder.  Master Franchisee agrees that it shall, upon request by BKAP, register for VAT with the applicable Authority and stay registered for VAT and require that Franchisees register for VAT with the applicable Authority and stay registered for VAT.

(4)                                 Master Franchisee shall notify BKAP in writing as soon as Master Franchisee learns of the commencement of any action, proceeding or suit, or the issuance of any order, writ, injunction, award or decree of any court, agency or other Authority, that might have a material adverse effect on the operation or financial condition of the Burger King System in the Territory.

(5)                                 Under no circumstances will BKAP be liable for any act, omission, debt or other obligation of Master Franchisee, any PRC Company or any Franchisee unless the Transaction Agreements provide otherwise.  Master Franchisee shall comply in all material respects with all applicable Laws governing the offering and sale of franchises in the Territory.

(6)                                 Master Franchisee (a) has conducted such due diligence and investigation as it desires; (b) recognizes that the business venture described in this Agreement involves risks; and (c) acknowledges that the success of such business venture is dependent upon Master Franchisee’s abilities.  BKAP EXPRESSLY DISCLAIMS THE MAKING OF, AND MASTER FRANCHISEE ACKNOWLEDGES THAT IT HAS NOT RECEIVED OR RELIED UPON, ANY REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, AS TO THE POTENTIAL PERFORMANCE OR VIABILITY OF THE BUSINESS VENTURE CONTEMPLATED BY THIS AGREEMENT.

(7)                                 Master Franchisee acknowledges that it has received the written information in connection with the franchise hereunder (including the information as required under Article 22 of the Commercial Franchise Administration Regulation promulgated by the State Council of China and effective as of May 1, 2007), and a copy of a draft of this Agreement no later than thirty (30) Days prior to the date of this Agreement.

(8)                                 Master Franchisee acknowledges that it has received, read and understands this Agreement and the documents referred to herein and the Exhibits and Schedules to this Agreement.  Master Franchisee also acknowledges that it has had ample time and opportunity to consult with its advisors concerning the potential benefits and risks of entering into this Agreement.

(9)                                 Master Franchisee may not include any of the following words/expressions in its name without the prior written consent of BKAP, which shall not be unreasonably withheld: the words Burger King, the initials BK®, WHOPPER® or anything similar to or resembling the same in appearance, sound, or in any other way.  Notwithstanding the foregoing, BKAP hereby consents to the use by Master Franchisee of the names “BURGER KING (SHANGHAI) RESTAURANT COMPANY LTD.”, “BK (HONG KONG) DEVELOPMENT CO. LTD.”, “BURGER KING HONG KONG LTD.”, BK (BEIJING) RESTAURANT MANAGEMENT CO., LTD., BK FOODS (SHENZHEN) CO., LTD., and 汉堡王 by the JVC and its Subsidiaries.

(10)                          Master Franchisee hereby represents and warrants to BKAP that this Agreement constitutes a valid and binding obligation of Master Franchisee, enforceable against it in accordance with the terms hereof.  No consent, approval, filing or authorization from any Authority is necessary or shall be obtained for the signature and performance by Master Franchisee of this Agreement, except as would not, or would not reasonably be expected to, individually or in the aggregate, materially impair or delay the ability of it to perform its obligations hereunder.

CLAUSE 3

BKAP

(1)                                 BKAP hereby represents and warrants that:

(a)                                 it has the exclusive right to use the unique Burger King System and the Burger King Marks for the development and operation of quick service restaurants known as Burger King Restaurants and to franchise such rights to Master Franchisee in the Territory; and

(b)                                 this Agreement constitutes a valid and binding obligation of BKAP, enforceable against it in accordance with the terms hereof.  No consent, approval, filing or authorization from any Authority is necessary or shall be obtained for the signature and performance by BKAP of this Agreement, except as would not, or would not reasonably be expected to, individually or in the aggregate, materially impair or delay the ability of it to perform its obligations hereunder.

CLAUSE 4

GRANT

(1)                                 BKAP hereby grants to Master Franchisee the exclusive right, and Master Franchisee hereby accepts the obligation, pursuant to the terms and conditions of this Agreement to:

(a)                                 Develop, establish and operate Direct-Owned Restaurants in the Territory;

(b)                                 License to Franchisees the right to establish and operate Franchised Restaurants in the Territory; and

(c)                                  Use the Burger King Marks and the Burger King System in its capacity as Master Franchisee in the Territory, in order to engage in the activities described above.

Clauses 4(1)(a), (b) and (c) are collectively referred to as the “Development Rights”.

(2)                                 On the Commencement Date, Master Franchisee will pay BKAP the sum of (This material has been omitted pursuant to a request for confidential treatment, and such material has been filed separately with the Commission.) in consideration of the granting of the Development Rights for the Territory (the “Area Development Fee”).  The Area Development Fee will be (This material has been omitted pursuant to a request for confidential treatment, and such material has been filed separately with the Commission.).  No services are required to be performed by BKAP in connection with the payment of the Area Development Fee.

(3)                                 Master Franchisee’s Development Rights include the right for the PRC Companies to establish and operate individual Direct-Owned Restaurants pursuant to the terms of this Agreement and the PRC Company Franchise Agreement.  To implement these rights, the Parties agree that the PRC Company Franchise Agreement and a Unit Addendum for each Direct-Owned Restaurant shall together grant Master Franchisee (or the applicable PRC Company) the right to operate each Direct-Owned Restaurant, subject to the conditions in the PRC Company Franchise Agreement and in each respective Unit Addendum.  For the avoidance of doubt, any Direct-Owned Restaurant that Master Franchisee shall be entitled to open pursuant to this Agreement may be opened by any of the other PRC Companies.

(4)                                 On the Commencement Date, each PRC Company will enter into a Unit Addendum with respect to each of its Existing PRC Company Restaurants and deliver it to BKAP.  On the Commencement Date, the PRC Companies will pay BKAP a total of (This material has been omitted pursuant to a request for confidential treatment, and such material has been filed separately with the Commission.) in Direct-Owned Restaurant Unit Fees in connection with the issuance of a Unit Addendum for each Existing PRC Company Restaurant.  The Direct-Owned Restaurant Unit Fee for an Existing PRC Company Restaurant will be (This material has been omitted pursuant to a request for confidential treatment, and such material has been filed separately with the Commission.).  No services are required to be performed by BKAP in connection with the payment of Direct-Owned Restaurant Unit Fees.  For the avoidance of doubt, the total amount of the payments made on the Commencement Date by Master Franchisee and the PRC Companies under clause 4(2) and clause 4(4) of this Agreement, respectively, and by Franchisee under clause 2.2 of the PRC Company Franchise Agreement is (This material has been omitted pursuant to a request for confidential treatment, and such material has been filed separately with the Commission.).

(5)                                 The applicable PRC Company must enter into a Unit Addendum with respect to each Direct-Owned Restaurant opened hereunder and deliver it to BKAP, together with the applicable Direct-Owned Restaurant Unit Fee, within seven (7) Days prior to the opening of such Direct-Owned Restaurant.  For the avoidance of doubt, the applicable PRC Companies will pay, within the time frame set forth in the previous sentence, Direct-Owned Restaurant Unit Fees of (This material has been omitted pursuant to a request for confidential treatment, and such material has been filed separately with the Commission.) in connection with the first six (6) Direct-Owned Restaurants to be opened after the Commencement Date.

(6)                                 Notwithstanding the Development Rights set forth in clause 4(1), Master Franchisee acknowledges that the Existing Development Agreements contain certain exclusive development rights in favor of Existing Franchisees and that the Development Rights set forth in clause 4(1) are granted to Master Franchisee subject to such prior rights.  For the avoidance of doubt, upon expiration or termination of an Existing Development Agreement, the Development Rights granted pursuant to clause 4(1) shall automatically apply to the exclusive geographic areas set forth in such Existing Development Agreement.

(7)                                 (a)                                 Notwithstanding the Development Rights set forth in clause 4(1) and without affecting the development obligations of Master Franchisee as set forth in Schedule 1, Master Franchisee must obtain BKAP’s prior written approval to develop a Direct-Owned Restaurant, or grant a Franchisee the right to develop a Franchised Restaurant (a “New Restaurant”):  (i) in the same terminal as any Existing Franchised Restaurant situated in any airport location or in the same building as any Existing Franchised Restaurant situated in any train station, or (ii) within 700 meters of any Existing Franchised Restaurant that is situated in a Suburban Area or within 300 meters of any Existing Franchised Restaurant that is situated in a Metropolitan Urban Area (other than airport or train station locations) (the “Radius Restrictions”).

(b)                                 Master Franchisee shall not develop a New Restaurant or grant a Franchisee the right to develop a New Restaurant, within the exclusive geographic areas set forth in the Existing Development Agreements until such time as such agreements expire or are terminated.  Upon termination or expiration of any such Existing Development Agreement, the Radius Restrictions set forth in clause 4(7)(a) above will apply to the development of any New Restaurant within the Radius Restrictions with respect to Existing Franchised Restaurants.

(c)                                  In the event of conflict or confusion as to the exact boundaries of the Territory, the Region or any of the geographic areas described in the Existing Development Agreements, the sole discretion of BKAP will prevail.

(8)                                 Subject to clause 4(6) and clause 4(7), until the Development Rights granted hereunder are terminated for any reason or this Agreement is terminated in its entirety, neither BKAP nor any Affiliate thereof will establish or operate Burger King Restaurants in the Territory, or license to others the right to establish or operate Burger King Restaurants in the Territory.  If the Development Rights are terminated for any reason, or if this Agreement is terminated in its entirety, BKAP and/or its designee may develop, open and operate, and approve third parties to develop, open and operate, Burger King Restaurants in the Territory, subject to clause 2.3 of the PRC Company Franchise Agreement.  Except as set forth in clause 10(7) and clause 10(8), Master Franchisee’s rights and obligations under the PRC Company Franchise Agreement, any Unit Addendum and any Franchise Agreement then in effect shall remain unaffected solely by reason of any such termination; provided that the obligations of Master Franchisee under clauses 9(1), 9(2), 9(3)(e) through 9(3)(k) (inclusive), 9(5), 9(6) and 9(7) shall survive the termination or expiration of this Agreement and remain in effect until the expiration or termination of the last remaining Franchise Agreement.

(9)                                 BKAP (on behalf of itself, its Affiliates and designees) reserves all rights not expressly granted to Master Franchisee under this Agreement, including, without limitation, the right to license others to develop and operate Burger King Restaurants at any location outside the Territory.

(10)                          (a)                                 Subject to the terms and conditions of this Agreement, BKAP hereby grants to Master Franchisee the exclusive right, while the Development Rights are in effect, to develop, operate and maintain Master Franchisee’s Internet Business, using the Burger King Domain Names, including but not limited to any advertising, merchandising of products, and use in print and broadcasting in any other medium in the Territory (provided that Master Franchisee must comply with clauses 11.9 and 11.10 of the PRC Company Franchise Agreement).  The foregoing exclusivity grant shall not apply with respect to BKAP’s global and regional operation and promotion of the Burger King System, including, but not limited to (i) any global and/or regional Internet Sites of BKAP and/or its Affiliates; (ii) any global and/or regional activities of BKAP and/or its Affiliates such as global and/or regional marketing and promotional campaigns, public relations, or other activities of BKAP and/or its Affiliates relating to the Burger King System globally and/or regionally; or (iii) any other global and/or regional Internet-related activity of BKAP and/or its Affiliates, including but not limited to any global and/or regional internet activities of BKAP and/or its Affiliates or global and/or regional internet activities of a third-party authorized by BKAP (collectively, the “Internet Exclusivity Exclusions”).  Notwithstanding the foregoing, BKAP’s Internet activities shall not be directly targeted to the Territory unless and to the extent BKAP needs to do so in connection with its global activities.  Master Franchisee further acknowledges and agrees that in connection with BKAP’s Internet activities, including, but not limited to, the Internet Exclusivity Exclusions set forth specifically above, BKAP may authorize third-party vendors, contractors, suppliers and promotional parties to use elements of the Burger King System, including, but not limited to, the Burger King Marks and Burger King Domain Names and in connection with the global and/or regional activities of BKAP and/or its Affiliates and that such use may include the Territory.  Nothing herein shall prevent BKAP from appropriately responding on the Internet to any consumer, governmental, regulatory and/or other matters relating to the Burger King System in the Territory where BKAP is required to do so by Law and/or to otherwise appropriately manage BKAP’s brand reputation (collectively, the “Brand Protection and Compliance Activities”).  Other than set forth above, without the prior written approval of Master Franchisee, BKAP will not authorize any third-party to conduct an Internet Business or maintain an Internet Site in the Territory while the Development Rights are in effect.

(b)                                 Master Franchisee’s use of the Burger King Domain Names with its Internet Business shall be done in a manner that is consistent with the terms and conditions contained in the PRC Company Franchise Agreement.  Master Franchisee agrees and understands that it shall bear all its own costs associated with its Internet Business, including costs associated with the registration and maintenance of the Burger King Domain Names.

(c)                                  Notwithstanding the provision by BKAP of any Content, Master Franchisee shall be solely responsible for (i) the engineering, production, maintenance and monitoring of all Content which is made available on its Internet Sites or in connection with its Internet Business; (ii) any errors, omissions and/or inaccuracies in the transmission or transcription of the Content (including Content approved for use by BKAP); and (iii) obtaining any necessary licenses for use of any third-party material, including, but not limited to, applicable third-party music rights, copyrights, and trademark rights and securing, at its sole cost and expense, and paying for all performing, duplication and/or recording rights, licenses, if any, necessary for the use of such Content on the Internet.  Master Franchisee shall comply with BKAP’s requirements for marketing Internet Sites as set forth in BKAP’s applicable policies provided to Master Franchisee.  Master Franchisee shall not establish any links from the Burger King Domain Names, Internet Business or conduct cross promotions with any Internet Site which uses or exhibits any gambling, pornographic, obscene or any other offensive Content.

(d)                                 Master Franchisee shall comply at all times with BKAP’s Trademark and Domain Name Registration Policy and shall not apply for and/or register in Master Franchisee’s own name or any third-party’s name any materials relating to the Burger King System, including, but not limited to, any Burger King Marks or Burger King Domain Names.  Master Franchisee shall not contest or dispute that BKAP is, and/or its Affiliates are, as applicable, the rightful owner of the Burger King Domain Names and Burger King Marks, and Master Franchisee shall not claim any title to or right to use the Burger King Marks or Burger King Domain Name(s) or any variation thereof, other than the right to use under the terms of this Agreement and the PRC Company Franchise Agreement.  The Burger King Domain Names, Burger King Marks and Content

provided by BKAP for Master Franchisee’s Internet use shall remain the sole property of BKAP, and Master Franchisee shall have no rights therein and shall take no action inconsistent with such exclusive ownership of BKAP or challenge the validity thereof.

CLAUSE 5

DURATION

The term of this Agreement shall be for a period of twenty (20) years commencing on the Commencement Date, subject to earlier termination in accordance with the terms of this Agreement (as and to the extent terminated, the “Term”).

CLAUSE 6

DEVELOPMENT OBLIGATIONS

(1)                                 Master Franchisee shall develop and open for business (and keep open to the extent required hereby) pursuant to the terms of the PRC Company Franchise Agreement a minimum number of Restaurants within the Territory in strict compliance with the Development Schedule attached as Schedule 1, and such Restaurants may be either Direct-Owned Restaurants or Franchised Restaurants; provided, however, that at all times during the Term the number of Direct-Owned Restaurants must be at least sixty percent (60%) of the total number of Burger King Restaurants open and operating in the Territory.  For the avoidance of doubt, the Existing Franchised Restaurants listed on Exhibit A, the Existing PRC Company Restaurants listed on Exhibit B, the BK Guangzhou Restaurants listed on Exhibit C and any Restaurants purchased or otherwise acquired by Master Franchisee or any of its Affiliates, including the other PRC Companies, on or after the Commencement Date shall not be included for purposes of determining Master Franchisee’s compliance with the Development Schedule, the Exclusivity Milestones, the Annual Opening Targets and/or the Incentive Targets (all as provided for in the Development Schedule).  Notwithstanding the foregoing, the seven (7) Burger King Restaurants currently under construction will count for purposes of determining compliance with the Exclusivity Milestones and/or the Incentive Targets.

(2)                                 BKAP may, in its absolute discretion and without prejudice to BKAP’s other rights and remedies hereunder, terminate the Development Rights for the remainder of the Term or terminate this Agreement in its entirety upon written notice to Master Franchisee if (a) commencing with Year 2014, Master Franchisee fails to achieve any Exclusivity Milestone or Annual Opening Target, as the case may be, set forth in the Development Schedule by the end of the applicable Year, subject to clause 6(5) and the terms set forth in the Development Schedule, including the Development Cure Period, or (b) the Investor and/or Guarantors fail to make any Subsequent Investor Cash Contribution (as defined in the Investment Agreement) when due pursuant to the Investment Agreement.  For the avoidance of doubt, except as set forth in clauses 10(7) and 10(8), Master Franchisee’s rights and obligations under the PRC Company Franchise Agreement, any Unit Addendum, any Existing Franchise Agreement and any New Franchise Agreement then in effect shall remain unaffected solely by reason of any such termination.

(3)                                 Master Franchisee is free to develop Direct-Owned Restaurants at a faster rate than as set out in the Development Schedule.  Any Direct-Owned Restaurants developed faster than as provided for in the Development Schedule shall be included in determining Master Franchisee’s compliance with the Development Schedule and shall carry forward to be used in calculating satisfaction of the next Year’s Annual Opening Target or Exclusivity Milestone, as applicable.

(4)                                 Until the Development Rights are terminated for any reason or this Agreement is terminated in its entirety, Master Franchisee may, without BKAP’s consent, (a) close up to ten (10) Direct-Owned Restaurants during each Year of the Term (This material has been omitted pursuant to a request for confidential treatment, and such material has been filed separately with the Commission.).

(5) (i)                   Notwithstanding the foregoing, provided that it has complied with the provisions of clause 6(5)(ii)(a), clause 6(5)(ii)(b) and clause 6(5)(ii)(c), Master Franchisee shall not be deemed to be in breach of the Development Schedule if its failure to perform its obligations as set out in the Development Schedule results from the following events, which must have a continuous impact for a period of three (3) months or more and make it impossible or commercially impracticable to achieve any of the Exclusivity Milestones or Annual Opening Targets by the applicable deadlines set forth in the Development Schedule (“Force Majeure Events”):

(a)                                compliance with any Law, ruling, order, regulation, requirement, instruction of any Authority or governmentally imposed moratorium that prohibits such performance,

(b)                                acts of God, earthquake, blizzard or flood; or

(c)                                 fires, strikes, actions of labor unions, embargoes, technological disaster, war, riot or terrorist acts, release of nuclear radiation or bio-toxic or biochemical agents.

Any delay resulting from any of these Force Majeure Events shall extend performance or excuse performance, in whole or in part, as reasonably determined by BKAP according to the circumstances, but shall not in any event extend performance by more than one Exclusivity Milestone or Annual Opening Target, as applicable.  Notwithstanding the foregoing, no Force Majeure Event will relieve or suspend any payment obligation of Master Franchisee, and currency restrictions, fluctuations or devaluations will not be deemed to be Force Majeure Events.

(ii)                      Upon the occurrence of a Force Majeure Event, Master Franchisee shall comply with the following:

(a)                                it shall promptly notify BKAP in writing of the nature and extent of the Force Majeure Event causing its failure or delay in performance;

(b)                                it could not have avoided the effect of the Force Majeure Event by taking precautions which, having regard to all the matters known to it before the Force Majeure Event, it ought reasonably to have taken, but did not; and

(c)                                 it shall use all commercially reasonable efforts to mitigate the effect of the Force Majeure Event to carry out its obligations under the Development Schedule in any way that is reasonably practicable and to resume the performance of its obligations as soon as reasonably possible.

CLAUSE 7

DEVELOPMENT PROCEDURES FOR DIRECT-OWNED RESTAURANTS

(1)                                 This Agreement is not a franchise for the operation of Burger King Restaurants.  The terms and conditions applicable to the PRC Companies for the operation of Direct-Owned Restaurants, including the Existing PRC Company Restaurants, are set forth in the PRC Company Franchise Agreement and the applicable Unit Addendum for each Direct-Owned Restaurant, and the terms and conditions applicable to Franchisees for the operation of Franchised Restaurants are set forth in the Franchise Agreements.

(2)                                 Notwithstanding the foregoing, while the Development Rights are in effect, Master Franchisee shall not be required to obtain any approvals from BKAP to establish Direct-Owned Restaurants in the Territory, or to license to Franchisees the right to establish and operate Franchised Restaurants in the Territory.  Upon termination of the Development Rights, Master Franchisee shall have no further right or entitlement to establish Direct-Owned Restaurants in the Territory, or to license to Franchisees the right to establish and operate new Franchised Restaurants in the Territory, without BKAP’s prior written approval, which BKAP may withhold in its sole discretion.  For the avoidance of doubt, except as set forth in clauses 10(7) and 10(8), Master Franchisee’s rights and obligations under the PRC Company Franchise Agreement, any Unit Addendum, any Existing Franchise Agreement and any New Franchise

Agreement then in effect shall remain unaffected solely by reason of any such termination.

(3)                                 If, after the Development Rights are terminated, Master Franchisee enters into any legally binding commitment with vendors or lessors of a potential site before BKAP has first given its approval to the development of such site (“Site Approval”), then Master Franchisee shall bear the entire risk of loss or damage resulting from a subsequent decision of BKAP not to give Site Approval.

(4)                                 The following requirements relating to site acquisition and construction shall apply while the Development Rights are in effect and thereafter should BKAP grant Site Approval to Master Franchisee for a particular site:

(a)                                 Master Franchisee assumes all cost, liability, expense and responsibility in locating, acquiring and developing the sites and of construction of any Direct-Owned Restaurants to be developed.  If any leasehold interests are acquired by Master Franchisee, each interest should, so far as reasonably practicable, be for a minimum term (including renewal options), which is co-terminous with the term of the Unit Addendum to be granted for that location.

(b)                                 All Direct-Owned Restaurants shall be constructed, equipped and furnished in accordance with plans and specifications in compliance with Approved Plans and Specifications. These plans and specifications shall include the architectural design of the building, style, size and interior décor and colour schemes, internal and external signage as well as the proposed kitchen layout, service format and equipment.  If, and to the extent that, Master Franchisee requires architectural and engineering services, it will contract for those services independently at its own expense.

(5)                               Master Franchisee agrees, for and on behalf of itself and the other PRC Companies, that BKAP is not and shall not be deemed to be making, and no Affiliate of  BKAP or any Person on behalf of BKAP is and shall be deemed to be making, any representation or warranty relating directly or indirectly to the success or viability of, or any other matter relating to, a Direct-Owned Restaurant and any such representation or warranty is hereby expressly excluded, including in the event that BKAP has granted approval of any site or approval of any plans and specifications or of any other matter relating to the development of the Direct-Owned Restaurant.  No reliance shall be placed by Master Franchisee on any warranty, representation or advice that may be given by any Person by or on behalf of BKAP or its Affiliates unless such representation, warranty or advice is expressly given in writing by BKAP.

(6)                                To the extent permitted under applicable Law and to the extent commercially feasible, BKAP shall have the right to require Master Franchisee to use commercially reasonable efforts to have the landlord include any or all of the following provisions of the lease, which will:

(a)                                 Allow Master Franchisee and BKAP the right to elect to assign the leasehold interest and the lease contract to BKAP or an Affiliate or a franchisee of BKAP and/or Master Franchisee, in each case, without landlord consent and any increase in rent; and

(b)                                 In case of lease of the site, require the lessor to provide BKAP with a copy of any notice of deficiency under the lease sent to Master Franchisee, at the same time as such notice is sent to Master Franchisee (as the lessee under the lease), and which grants BKAP the right (but not obligation) to cure any of Master Franchisee’s deficiencies under the lease within fifteen (15) Business Days after the expiration of the period in which Master Franchisee has to cure any such default, should Master Franchisee fail to do so.

Additionally, at BKAP’s request and in such form as BKAP shall reasonably require, Master Franchisee shall provide evidence of its interest in the site, including a copy of any document in or translated into English that evidences such interest.

CLAUSE 8

GRANT OF FRANCHISE FOR DIRECT-OWNED RESTAURANTS

(1)                                 Upon fulfilment of the following conditions precedent in relation to each proposed Direct-Owned Restaurant:

(a)                                 completion of the construction and fitting out of the Direct-Owned Restaurant in accordance with BKAP’s then current Approved Plans and Specifications included in the Standards;

(b)                                 payment to BKAP (or to such party as BKAP may direct) of the Direct-Owned Restaurant Unit Fee required in respect of the Direct-Owned Restaurant to be opened as specified in clause 8(4) below, such payment to be made at least seven (7) Days prior to the Restaurant opening for business;

(c)                                  execution by the applicable PRC Company and delivery to BKAP of at least two (2) counterparts of the Unit Addendum for the Direct-Owned Restaurant;

(d)                                 compliance in all material respects by Master Franchisee and the other PRC Companies with the requirements of this Agreement and the PRC Company Franchise Agreement;

(e)                                  Master Franchisee having provided to BKAP evidence of property control, reasonably satisfactory to BKAP, for the term of the applicable Unit Addendum; and

(f)                                   Master Franchisee and/or the applicable PRC Company having obtained and continuing to hold all material approvals, permits and licenses required by applicable Law to operate the Direct-Owned Restaurant,

BKAP shall grant the applicable PRC Company a license to operate the relevant Direct-Owned Restaurant on the terms set out in the PRC Company Franchise Agreement and Unit Addendum for the relevant Direct-Owned Restaurant.

(2)                                 Until a Unit Addendum has been executed pursuant to clause 8(1) for a particular Direct-Owned Restaurant and the Direct-Owned Restaurant Unit Fee has been paid, the proposed Direct-Owned Restaurant must not open for business.

(3)                                 The term of each Unit Addendum will be up to twenty (20) years from the date of the Unit Addendum, as determined by the Master Franchisee, with options to renew as set forth in the PRC Company Franchise Agreement (subject to compliance with the conditions set forth in clause 8(1) and the PRC Company Franchise Agreement).

(4)                                 During the Term, the Master Franchisee and the other PRC Companies will pay a Direct-Owned Restaurant Unit Fee to BKAP or its designee for the opening of each new Direct-Owned Restaurant (and for the issuance of any Renewal Unit Addendum) in the amount of US$50,000 for a 20-year term (which amount will be prorated if the term of the applicable Unit Addendum is less than 20 years). (This material has been omitted pursuant to a request for confidential treatment, and such material has been filed separately with the Commission.). The Direct-Owned Restaurant Unit Fee paid in connection with a Direct-Owned Restaurant will be set out in the applicable Unit Addendum and will be due and payable no later than five (5) Business Days of receipt of an invoice from BKAP, but in no event later than seven (7) days prior to the opening date.

(5)                                 While the Development Rights are in effect, a PRC Company will be entitled to receive (This material has been omitted pursuant to a request for confidential treatment, and such material has been filed separately with the Commission.) to be applied to the applicable Direct-Owned Restaurant Unit Fee charged in connection with the next Direct-

Owned Restaurant opened by such PRC Company located in the province, autonomous region or direct-controlled municipality in which the Early Closure Restaurant was located (the “Replacement Restaurant”); provided, however, that if such PRC Company fails to open a Direct-Owned Restaurant located in such province, autonomous region or direct-controlled municipality within a period of eighteen (18) months after the closure of the Early Closure Restaurant, the PRC Company will have no right to receive the (This material has been omitted pursuant to a request for confidential treatment, and such material has been filed separately with the Commission.) and, in the event the PRC Company opens a Direct-Owned Restaurant located in such province, autonomous region or direct-controlled municipality after the expiration of the 18-month period, the PRC Company will pay the full amount of the applicable Direct-Owned Restaurant Unit Fee in connection therewith, subject to clause 8(4).  (This material has been omitted pursuant to a request for confidential treatment, and such material has been filed separately with the Commission.).  For the avoidance of doubt, (This material has been omitted pursuant to a request for confidential treatment, and such material has been filed separately with the Commission.) will not be available to the PRC Companies after the Development Rights have been terminated for any reason or this Agreement has been terminated in its entirety.

(6)                                 (a)                                 The PRC Companies shall pay to BKAP or its designee monthly Royalties equal to the following:

(This material has been omitted pursuant to a request for confidential treatment, and such material has been filed separately with the Commission.).

(b)                                 The PRC Companies shall pay to BKAP or its designee monthly Royalties for each Existing PRC Company Restaurant as follows: (This material has been omitted pursuant to a request for confidential treatment, and such material has been filed separately with the Commission.).

(c)                                  The Royalty to be paid in connection with a Direct-Owned Restaurant shall be set out in the applicable Unit Addendum and shall be due and payable as set forth in the PRC Company Franchise Agreement.  To the extent there is a conflict between this clause 8(6) and the PRC Company Franchise Agreement, together with the applicable Unit Addendum, the PRC Company Franchise Agreement, together with the applicable Unit Addendum, shall govern.

(7)                                 The monthly Advertising Contribution set out in each Unit Addendum shall be five percent (5%) of Gross Sales.  The PRC Companies will contribute the Advertising Contribution on a monthly basis to an Advertising Fund to be managed by Master Franchisee pursuant to clause 10 of this Agreement.

CLAUSE 9

GRANT OF FRANCHISE FOR FRANCHISED RESTAURANTS

Master Franchisee’s Development Rights include the right during the Term to enter into New Franchise Agreements with Franchisees for the operation of Franchised Restaurants in the Territory, subject to the rights of Existing Franchisees under Existing Franchise Agreements and Existing Development Agreements.  Master Franchisee agrees to use commercially reasonable efforts to ensure compliance with the Burger King System in the Territory and provide the Services in the Territory in accordance with this Agreement.

(1)                                 Existing Franchise Agreements.  Existing Franchisees will continue to pay royalties directly to Master Franchisee under the Existing Franchise Agreements, and Master Franchisee shall pay to BKAP or its designee a Royalty in an amount equal to two and one half percent (2.5%) of aggregate monthly Gross Sales (as defined in the Existing Franchise Agreements) at the Existing Franchised Restaurants.  Such monthly Royalty will be due and payable to BKAP or its designee by the 30th day of each month based on aggregate monthly Gross Sales for the previous month, whether or not Master Franchisee actually charges and/or collects any royalty from Existing Franchisees.  Master Franchisee will continue to provide the Services described in clause 10 through and including clause 12 relating to the Existing Franchise Agreements and receive compensation for such services, if any, directly from the Existing Franchisees, as provided in the Existing Franchise Agreements.

(2)                                 New Restaurants and Renewals.  If an Existing Franchisee is entitled to renew an Existing Franchise Agreement in relation to any Existing Franchised Restaurant, or to develop a new Franchised Restaurant pursuant to an Existing Development Agreement which provides for an agreed upon form of franchise agreement to be entered into by the parties, Master Franchisee shall enter into such renewal franchise agreement (which, if required, shall be in the form of the Existing Franchise Agreement) and/or agreed upon form of franchise agreement with the Existing Franchisee, as applicable, it being understood that all of the existing agreements between Master Franchisee and the Existing Franchisees shall be complied with in all respects.  For the avoidance of doubt, the maximum monthly royalty payable by such Existing Franchisee to Master Franchisee shall be the royalty specified in such renewal franchise agreement and/or agreed upon form of franchise agreement or such other amount as agreed between Master Franchisee and the Existing Franchisee.  If (i) the Existing Franchisee is not entitled to renew an Existing Franchise Agreement in relation to any Existing Franchised Restaurant, or (ii) Master Franchisee and an Existing Franchisee without an Existing Development Agreement wish to open a new Franchised Restaurant, the Existing Franchisee and Master Franchisee shall enter into a New Franchise Agreement with respect to the Existing Franchised Restaurant and/or new Franchised Restaurant, as applicable, and the provisions of clause 9(3) through clause 9(9) (inclusive) shall apply.

(3)                                 New Franchise Agreements.  Master Franchisee will utilize guidelines to be agreed upon for approving New Franchisees.  Master Franchisee will conduct a mandatory background check on each New Franchisee and all principals thereof and will not enter into a New Franchise Agreement with such New Franchisee if the results of the background check reveal (i) prior or current criminal activity which would or would reasonably be expected to rise to the level of a felony offense, or (ii) that the New Franchisee or any of the principals thereof has been accused by a competent regulator, voluntarily disclosed or admitted to, or has otherwise been found by a court of competent jurisdiction to have violated, attempted to violate, aided or abetted another party to violate, or conspired to violate, any of the Anti-Corruption Laws.  In addition, Master Franchisee will not enter into a New Franchise Agreement with a Competitor.

(a)                                 Except as set forth in clause 9(2), New Franchisees will enter into a New Franchise Agreement for each Franchised Restaurant opened in the Territory after the Commencement Date.  Under the New Franchise Agreement, Master Franchisee will be entitled to charge fees as determined by Master Franchisee.  BKAP will review the form of New Franchise Agreement to determine that the terms and conditions do not conflict with the provisions of this Agreement.

(b)                                 If any PRC Company desires to sell, transfer or otherwise dispose of a Direct-Owned Restaurant operated by such PRC Company pursuant to a Unit Addendum to a Franchisee, then BKAP and the applicable PRC Company will terminate such Unit Addendum prior to Master Franchisee entering into a New Franchise Agreement with respect to such Direct-Owned Restaurant.  Notwithstanding the foregoing, at all times during the Term, Direct-Owned Restaurants must comprise at least 60% of the total number of Restaurants in the Territory.

(c)                                  The term of each New Franchise Agreement will be no greater than twenty (20) years from the date on which such New Franchise Agreement is signed, as determined by Master Franchisee, in its sole discretion, with an option to renew for ten (10) years on the condition that Master Franchisee shall consult with BKAP before such renewal.

(d)                                 Master Franchisee will provide to BKAP one (1) copy of each New Franchise Agreement within ten (10) Days after it has been fully executed, together with a signed acknowledgment from each Franchisee certifying that all applicable franchise disclosures, if any were required, were made by Master Franchisee to each Franchisee on a timely basis and in accordance with applicable Laws.

(e)                                  Master Franchisee will not amend a Franchise Agreement in any material respect, nor waive a Franchisee’s obligation to comply with a material condition under a Franchise Agreement, without BKAP’s prior written consent.  Master Franchisee will provide to BKAP in advance a copy of any such amendment or statement describing a waiver to be granted.  In addition, at

BKAP’s request, Master Franchisee will provide to BKAP a signed copy of each such amendment within ten (10) Days after such amendment is signed.  Without limiting the generality of the foregoing, Master Franchisee will not amend a Franchise Agreement to delete BKAP and its Affiliates as “FRANCHISOR INDEMNIFIED PARTIES” thereunder.

(f)                                   Master Franchisee will fulfill all of the duties of the “Franchisor” under each New Franchise Agreement executed pursuant to this Agreement and will use its reasonable efforts to maintain substantial compliance by each Franchisee under, and enforce, each New Franchise Agreement.  However, Master Franchisee will not without BKAP’s prior written consent:

(i)                                     Approve any changes to the Approved Plans and Specifications;

(ii)                                  Authorize any alteration, addition or improvement to the interior or exterior of a Franchised Restaurants not in compliance with the Standards;

(iii)                               Make any material changes to the form of the New Franchise Agreement;

(iv)                              Approve the use of any products, fixtures, furnishings, signs, equipment, interior or exterior design, or methods of operation not specified in the MOD Manual or otherwise approved in writing by BKAP;

(v)                                 Approve or disapprove suppliers to the Franchised Restaurant;

(vi)                              Approve the sale in a Franchised Restaurant of any product that has not previously been approved in writing by BKAP or that has been disapproved by BKAP for sale in the Franchised Restaurant; or

(vii)                           Except as otherwise permitted or authorized by BKAP in writing, knowingly permit any material deviation by a Franchisee from the Standards.

(g)                                  Master Franchisee shall provide BKAP with Polling Information as provided to Master Franchisee by the Franchisees pursuant to their respective Franchise Agreements.

(h)                                 Master Franchisee’s failure to perform in a diligent and timely manner any material obligation owed to any Franchisee will constitute a breach of this Agreement, such breach to be cured within sixty (60) Days after written notification from BKAP to Master Franchisee.  Failure to cure following notification will constitute a material breach of this Agreement, and BKAP may, after giving reasonable consideration to the nature of the relevant default, immediately either terminate the Development Rights or terminate this Agreement in its entirety.

(i)                                     If Master Franchisee fails to carry out its material obligations under a Franchise Agreement within the time provided in the Franchise Agreement and in a manner consistent with the terms of the Franchise Agreement, BKAP may, with the written approval of Master Franchisee (which shall not be unreasonably withheld) itself take such steps necessary to enforce the terms and conditions of the Franchise Agreement.  Master Franchisee will cooperate with BKAP to give effect to this sub-clause, including by providing and executing such documents deemed necessary by BKAP.

(j)                                    Each Franchised Restaurant shall be operated according to the Franchise Agreement and the Standards.  Master Franchisee shall immediately report to BKAP any termination or renewal of, or refusal to renew, any Franchise Agreement executed pursuant to this Agreement, including any notice of intent to renew by any Franchisee, and all information BKAP may reasonably request concerning any termination, renewal or refusal to renew.

(k)                                 If a Franchisee fails to operate any Franchised Restaurant in compliance with the terms of the Franchise Agreement, BKAP may direct, as it deems best, Master Franchisee to terminate the

Franchise Agreement for that Franchised Restaurant and/or require the closure of the Franchised Restaurant.

(4)                                 Franchised Restaurant Unit Fees.  For each new Franchised Restaurant opened (and upon the renewal of any Franchise Agreement, including an Existing Franchise Agreement) in the Territory after the Commencement Date, Master Franchisee shall pay BKAP or its designee a Franchised Restaurant Unit Fee of US$50,000 for a twenty (20) year term (which fee shall be prorated if the term of the Franchise Agreement is less than 20 years), subject to (This material has been omitted pursuant to a request for confidential treatment, and such material has been filed separately with the Commission.), whether or not Master Franchisee charges and/or collects a fee for such Franchised Restaurants.  Such payment shall be made by Master Franchisee to BKAP or its designee within ten (10) Days after the earlier to occur of (i) the opening of the Franchised Restaurant and (ii) the Franchisee’s execution of a Franchise Agreement for a Franchised Restaurant.  Master Franchisee may not charge a Franchised Restaurant Unit Fee in an amount in excess of the amounts set forth above, it being understood that BKAP will receive the entire amount of the Franchised Restaurant Unit Fee.

(5)                                 Royalty Fees.  For each new Franchised Restaurant opened (including any new Franchised Restaurant opened by an Existing Franchisee), and upon the renewal of any Franchise Agreement (including the renewal of any Existing Franchise Agreement), Master Franchisee shall pay BKAP or its designee the monthly Royalty set forth below:

(This material has been omitted pursuant to a request for confidential treatment, and such material has been filed separately with the Commission.).

Such monthly Royalty shall be due and payable to BKAP or its designee by the 20th day of each month based on Gross Sales (as defined in the relevant Franchise Agreement) for the previous month, whether or not Master Franchisee actually charges and/or collects any royalty from Franchisees.

(6)                                 Direct Debit Method of Payment.  BKAP may, at its option, require payment of the Royalty and/or Franchised Restaurant Unit Fee and any other amount payable under this Agreement by making direct monthly withdrawals in the form of an electronic, wire, automated transfer or other similar electronic funds transfer in the appropriate amount(s) from Master Franchisee’s bank or other financial institution account.  If BKAP exercises this option, Master Franchisee will: (a) execute and deliver to its financial institution and to BKAP those documents necessary to authorize such withdrawals and to make payment or deposit as directed by BKAP; (b) not thereafter terminate such authorization so long as this Agreement is in effect without the prior written approval of BKAP; (c) not close such account without prior notice to BKAP and the establishment of a substitute account permitting such withdrawals; and (d) take all reasonable and necessary steps to establish an account at a financial institution which has a direct electronic funds transfer or other withdrawal program if such a program is not available at Master Franchisee’s financial institution.

(7)                                 Advertising.  Master Franchisee shall require each Franchisee to contribute not less than five percent (5%) of monthly Gross Sales at each Franchised Restaurant, beginning the first month after such Franchised Restaurant has commenced operations, to an Advertising Fund to be managed by Master Franchisee pursuant to clause 10 of this Agreement.

(8)                                 Marketing Plan.  Master Franchisee will develop a marketing plan to attract qualified Franchisee candidates within the Territory.  Master Franchisee will consult with BKAP about the plan and provide a copy of the plan to BKAP.

(9)                                 Development Services.  Master Franchisee will provide the following development services (the “Development Services”) to the Franchisees:

(a)                                 Administer BKAP’s development processes and procedures as described in Exhibit H attached hereto and by this reference incorporated herein (the “Development Procedures”);

(b)                                 Provide the Approved Plans and Specifications for all types of Restaurants;

(c)                                  Provide architect advice and consultation as necessary on plan revisions, layout and signs;

(d)                                 Provide assistance, advice and consultation on zoning and other matters conducive to the development of a Restaurant for the approved location; provided, however, that none of these responsibilities should be construed to suggest that it is Master Franchisee’s responsibility to perform the tasks of, or undertake tasks normally undertaken by, any kind of engineer, architect, surveyor or other professional Person or to otherwise provide any engineering, architectural, quantity surveying or other professional services;

(e)                                  Subject to the Radius Restrictions, analyze site approval applications prepared by Franchisees, administer BKAP’s site selection policies in relation to proposed sites of Franchisees and grant Site Approval for a proposed location of a Burger King Restaurant; provided, however, that if (i) this Agreement is terminated for any reason, or (ii) the Development Rights are terminated, then, at BKAP’s option and upon notice to Master Franchisee, BKAP may terminate Master Franchisee’s right to grant Site Approval pursuant hereto;

(f)                                   Conduct all necessary site-related studies (or procure that Franchisees conduct such studies), as may be called for by the Burger King System or are otherwise appropriate, such as demographics and traffic studies;

(g)                                  Inspect such site during construction and provide advice to Franchisees as necessary in relation to the franchise requirements; and

(h)                                 Check that each Restaurant has been constructed in accordance with the Approved Plans and Specifications.

(10)                          Approval of Suppliers.

(a)                                 If Master Franchisee proposes that BKAP approve a new supplier of Approved Products (as defined in the PRC Company Franchise Agreement), Master Franchisee will identify the proposed suppliers and provide BKAP with the written report of an independent audit company approved by BKAP, which audit shall follow the standards prescribed by BKAP, confirming that with respect to each such supplier, the supplier’s products and the facilities where such products will be manufactured comply with the BKAP-approved Product Specifications and the BKAP QA Program.  As between BKAP and Master Franchisee, Master Franchisee will be responsible for the fees of the independent audit company.  As an alternative, BKAP may perform the audit itself, in which case Master Franchisee will be responsible for BKAP’s reasonable out-of-pocket expenses.  Master Franchisee will submit this information to BKAP, together with the notice in the form attached as Exhibit I hereto (the “Product Approval Notice”), and provide any additional information reasonably requested by BKAP.  For purposes of this Agreement, the Approval Notice, audit report, BKAP Master GTCs executed by the proposed supplier, together with all other information reasonably requested by BKAP, are collectively referred to as the “Product Supplier Documents”.

(b)                                 BKAP will promptly review the approval request for the proposed supplier and notify Master Franchisee of its decision as soon as possible, and, in any event, within sixty (60) Days following the receipt by BKAP of the Product Approval Notice, together with the Product Supplier Documents.  Notwithstanding the foregoing, if BKAP has not notified Master Franchisee of its decision within such sixty (60) Day period, the proposed supplier shall be deemed approved.  For the avoidance of doubt, the rights granted to Master Franchisee pursuant to this clause 9(10) shall terminate in the event that the Development Rights are terminated for any reason.

(11)                          Prices.  To the extent permitted under applicable Law, and provided that the Development Rights are in effect, Master Franchisee shall have the right to determine and adjust at its sole discretion the prices of all products and services offered in any of the Restaurants in the Territory (excluding Existing Franchised Restaurants).  In addition, if the Development Rights are terminated, Master Franchisee will participate in national promotions sponsored by BKAP in the Territory at the recommended price point.

(12)                          Survival.  The obligations of Master Franchisee under clauses 9(1), 9(2), 9(3)(e) through 9(3)(k) (inclusive), 9(5), 9(6) and 9(7) shall survive the termination or expiration of this Agreement and remain in effect until the expiration or termination of the last remaining Franchise Agreement.  For the avoidance of doubt, except as set forth in clauses 10(7) and 10(8), Master Franchisee’s rights and obligations under the PRC Company Franchise Agreement, any Unit Addendum, any Existing Franchise Agreement and any New Franchise Agreement then in effect shall remain unaffected solely by reason of any such termination.

CLAUSE 10

MARKETING AND ADVERTISING SERVICES

(1)                                 Advertising Fund.  Pursuant to their respective Franchise Agreements, each  Franchisee in the Territory must pay a monthly advertising contribution (the “Advertising Contributions”) into an account designated by Master Franchisee (the “Ad Fund Account”), to be maintained by Master Franchisee.  The Advertising Fund is made up of the Advertising Contributions deposited by Franchisees pursuant to their respective Franchise Agreements and Advertising Contributions due from the PRC Companies (and their Affiliates, if applicable) pursuant to the PRC Company Franchise Agreement, plus any interest earned on such amounts.  Master Franchisee will at all times keep the Ad Fund Account separate and not commingle the Ad Fund Account with any other bank accounts.  Master Franchisee acknowledges that BKAP has no obligation to contribute to the Advertising Fund or to make any payment if there are insufficient funds in the Ad Fund Account to satisfy Advertising Fund expenditures, and Master Franchisee will be responsible for managing the Advertising Fund to ensure that it is able to discharge all of its liabilities, obligations and commitments.

(2)                                 Management of Advertising Fund; Withdrawals from Ad Fund Account.  Master Franchisee agrees to manage the Advertising Fund on the following terms and conditions:

(a)                                 Master Franchisee may withdraw sums from the Ad Fund Account only in connection with Marketing Services and for payment or reimbursement of Qualified Expenditures pursuant to clause 8.2 of the PRC Company Franchise Agreement and the Franchise Agreements;

(b)                                 Franchisees shall never be required to contribute more than the advertising contribution as set forth in each Franchise Agreement;

(c)                                  All Administrative Expenses shall be paid from the Advertising Fund; provided, however, that Administrative Expenses shall not exceed 15% of the Ad Fund Account in any Year; and

(d)                                 Master Franchisee shall comply in all respects with the Global Marketing Policy.

(3)                                 Invoices; Taxes.  On a monthly basis, Master Franchisee will calculate the Advertising Contributions for all of the Franchised Restaurants owned by a Franchisee based on the Sales Report provided by the Franchisee.  Master Franchisee will invoice the Franchisee for Advertising Contributions, together with any taxes (including applicable VAT) which Master Franchisee is required by applicable Law to collect and remit to the taxing authorities in the Territory.  Master Franchisee agrees to indemnify BKAP for any claims or liabilities, including penalties and interest, resulting from Master Franchisee’s failure to properly remit any such tax payment collected from Franchisees.

(4)                                 Marketing Calendar.  Master Franchisee will establish the Marketing Calendar prior to the beginning of each Year and submit a copy to BKAP for informational purposes.  If Master Franchisee makes any material changes to the Marketing Calendar, it will promptly provide a copy of the revised Marketing Calendar to BKAP.

(5)                                 Provision of Marketing Services and Advertising Services.  Master Franchisee must provide Marketing Services and Advertising Services to Franchisees as follows:

(a)                                 Marketing Services.  Except as otherwise provided herein, Master Franchisee shall provide the following marketing services in respect of Franchised Restaurants (collectively, the “Marketing Services”): (i) advertising, sales promotion, media buying, design, development, and public relations for the benefit of the Franchisees and the Restaurants located in the Territory; (ii) administering the Advertising Fund; and (iii) any other related services required to be performed by Master Franchisee pursuant to Franchise Agreements with the Franchisees.

(b)                                 Advertising Services.  Master Franchisee shall provide the following services in connection with the administration of the Advertising Fund (collectively, the “Advertising Services”):

(i)                                    Seek to spend the Advertising Fund on a fair and reasonable basis for suitable advertising, sales promotions and public relations in the market area in which a particular contributing Restaurant is located and on a regional, state or national basis;

(ii)                                 Seek to allocate expenditures on a fair and reasonable basis for advertising of the Direct-Owned Restaurants and advertising of Franchised Restaurants;

(iii)                              Comply with and perform all obligations of applicable Laws in the Territory which relate to a marketing or other cooperative fund;

(iv)                             Comply with the Advertising Fund financial reporting requirements set forth in the Global Marketing Policy;

(v)                                Seek to ensure that Franchisees which are permitted to spend a portion of their monthly Advertising Contributions on local advertising and other activities comply with the requirements of their respective Franchise Agreements;

(vi)                             Keep track of the Advertising Fund’s receipts and expenses as required by any applicable Laws;

(vii)                          Keep records of and in relation to the Advertising Fund expenses during each Year, including details of the percentage spent on production, advertising, administration and other stated expenses;

(viii)                       Prepare and deliver to BKAP an annual financial statement of the Advertising Fund expenses for each Year and all other financial information required under the Global Marketing Policy or as otherwise reasonably requested by BKAP;

(ix)                             Provide to Franchisees such statements and information in relation to the Advertising Fund, which Master Franchisee is obligated to provide under any Franchise Agreement;

(x)                                Consider any submissions by Franchisees on planning of advertising, sales promotions and public relations;

(xi)                             Comply with any reasonable directions of BKAP in relation to the financial administration of the Advertising Fund;

(xii)                          Use its commercially reasonable efforts to cause Franchisees to deposit their

Advertising Contributions into the Advertising Fund;

(xiii)                       Use its commercially reasonable efforts to ensure that no marketing, promotion or advertising material is objectionable, obscene or offensive;

(xiv)                      Provide Franchisees with reasonable assistance in the development of local marketing calendars and budget planning process;

(xv)                         Seek to identify, develop and implement new product and/or promotional opportunities that will build the brand while increasing sales and traffic;

(xvi)                      Track and report country pre/post promotion analysis; and

(xvii)                   Assist in the identification and execution of local sales building and public relations opportunities.

(6)                                Advertising Standards.

(a)                                 Master Franchisee must comply with all applicable Laws and industry codes of practice in relation to advertising, marketing, sales promotion and public relations in all material respects and to the advertising, marketing, sales promotion and public relations standards of BKAP described herein in all material respects.

(b)                                 Master Franchisee must request BKAP’s prior approval of all Burger King Advertising Materials and Burger King Packaging Materials which contain one or more of the Burger King Marks and/or Burger King Domain Names.  Requests for the approval of Burger King Advertising Materials and Burger King Packaging Materials shall be simultaneously sent to the Marketing Director and Legal Director designated by BKAP, for approval on behalf of BKAP in accordance with the procedures set forth in clause 10(6)(c).  Approval of the materials shall be evidenced by the signature of a representative of each respective functional director designated by BKAP.  BKAP’s review and approval of any materials prepared under this Agreement shall not constitute a waiver by BKAP of the Master Franchisee’s other obligations hereunder.

(c)                                  Notwithstanding anything herein to the contrary, Master Franchisee must submit a request in writing for approval of BKAP for all public relations material (for example, press releases or information statements) relating to any aspect of the Burger King System, ingredients in menu items, public health issues, nutritional issues, or any other matter which may reasonably be expected to have an adverse impact on the public perception of the brand or reputation of BKAP before using any such material, and BKAP shall use commercially reasonable efforts to respond to such request for approval within two (2) Business Days.

(d)                                 Without limiting clause 10(6)(a) and BKAP’s rights under clause 10(6)(b), Master Franchisee must comply with the review mechanism for adherence to BKAP’s advertising, marketing and sales promotion standards set forth below:

(i)                                     As soon as practicable, after first use of any advertising or sales promotional material in respect of the Restaurants or the Burger King System or which includes one or more of the Burger King Marks or Burger King Domain Names, Master Franchisee must provide to BKAP a copy of all such material (except as previously provided pursuant to clause 10(6)(b)), and:

(A)                               in the case of television or radio material, a recording of the relevant material together with a transcript of its content; and

(B)                               in the case of material made available on the Internet, a print out of all material made available in this manner.

(ii)                                  BKAP shall have five (5) Business Days in which to approve or disapprove the Burger King Advertising Materials and Burger King Packaging Materials.  If BKAP withholds approval of the Burger King Advertising Materials or Burger King Packaging Materials, Master Franchisee must promptly arrange for the removal and discontinuation of the use of any advertising, marketing, sales promotional or public relations material where BKAP has given notice to Master Franchisee that such material does not comply with its Standards.

(iii)                               Master Franchisee shall adhere at all times to BKAP’s generally applicable policies and procedures relating to advertising, marketing and/or promotional matters, as may be modified by BKAP from time to time and communicated to Master Franchisee. Master Franchisee shall use reasonable efforts to ensure that each approved Marketing Agency does not commence work unless and until the Marketing Agency has signed BKAP’s Terms & Conditions of Supply of Marketing Services attached as Exhibit J to this Agreement.

(7)                                 Termination of Rights.  If Master Franchisee commits a material breach of its material obligations in relation to the Advertising Fund or the provision of Marketing and/or Advertising Services (an “Ad Fund Breach”), and such breach is not cured within sixty (60) Days after BKAP’s written notice, BKAP shall be entitled to terminate Master Franchisee’s right to manage the Advertising Fund and provide the Marketing Services and Advertising Services and, in such event, the provisions of clause 10(8) shall apply.  The Parties agree that the remedy set forth in this clause 10(7) shall be BKAP’s exclusive remedy for an Ad Fund Breach unless the Ad Fund Breach relates to (i) the failure of Master Franchisee to contribute the Advertising Contributions to the Ad Fund Account, (ii) the failure of Master Franchisee to maintain the Ad Fund in a separate account, or (iii) misappropriation of the Advertising Contributions and/or Ad Fund Account.  In such event, the provisions of clause 14(1)(f) shall apply.

(8)                                 Administration of Ad Fund Upon Certain Events.  Following the termination of rights pursuant to clause 10(7), the termination or expiration of this Agreement or the termination of the Development Rights, Master Franchisee shall, at BKAP’s request, immediately irrevocably designate BKAP or its designee to administer the Advertising Fund and to provide the Marketing Services and Advertising Services for Master Franchisee and the Franchisees, in place of Master Franchisee, with all of the rights and privileges of Master Franchisee under the PRC Company Franchise Agreement and the Franchise Agreements. In such event, (a) at BKAP’s option and as directed by BKAP (i) Master Franchisee shall notify Franchisees in writing of BKAP’s assumption of responsibility for the administration of the Advertising Fund and direct Franchisees to pay their Advertising Contributions to BKAP or its designee with respect to all periods thereafter, or (ii) Master Franchisee shall pay to BKAP or its designee the Advertising Contributions made by Franchisees under their respective Franchise Agreements; (b) the PRC Companies shall pay their Advertising Contributions to BKAP or its designee pursuant to the PRC Company Franchise Agreement, and (c) Master Franchisee shall immediately cease to withdraw funds from the Ad Fund Account, notwithstanding any provision to the contrary set forth in any Franchise Agreements, it being the intention of the Parties that the administration of the Advertising Fund shall revert to BKAP or its designee, as the case may be.  Master Franchisee hereby provides an irrevocable power of attorney to BKAP to grant BKAP or its designee access to the Ad Fund Account under the circumstances set forth in the previous sentence, and BKAP shall as far as practicable take over and assume all future rights, obligations and liabilities under any agreement or contract entered into by Master Franchisee for marketing and advertising consistent with approvals given by BKAP up to a level of commitment consistent with the annual Marketing Calendar.  In such event, Master Franchisee shall, upon demand, assign to BKAP or its designee all right, title and interest of Master Franchisee in any agreement or contract entered into by Master Franchisee for marketing or advertising for the benefit of Franchisees in the Territory except that any non-transferable contract or commitment will be carried to completion by Master Franchisee and paid for by BKAP.  This clause 10(8) shall survive the termination or expiration of this Agreement.

CLAUSE 11

TRAINING AND OTHER SERVICES

(1)                                 During the Term, Master Franchisee shall provide the following training services and courses (the “Training Services”) in respect of Franchisees:

(a)                                 Training and assistance to New Franchisees and crew to be employed by New Franchisees;

(b)                                 Ongoing training for Franchisees, including Directors of Operations and other senior management, Restaurant Management and crew;

(c)                                  Training to conduct the Burger King Curriculum for Franchisees, Restaurant Management and crew in accordance with the Standards;

(d)                                 Training and monitoring of trainers engaged by Franchisees who own multiple Franchised Restaurants;

(e)                                  Seek to ensure that any training restaurants comply with the Standards; and

(f)                                   Follow up on the training recommendations made by BKAP on the training needs of Franchisees’ employees and/or management.

Master Franchisee must use reasonable efforts to ensure that the Training Services referred to in this clause 11 are provided in strict compliance with the Burger King Curriculum.  BKAP will provide Master Franchisee with the Burger King Curriculum and other training aids to assist Master Franchisee in carrying out the Training Services referred to in this clause 11. BKAP will provide Master Franchisee with any translations into Chinese that BKAP has prepared with respect to the Burger King Curriculum and other training aids, and hereby authorizes Master Franchisee to translate the Burger King Curriculum into Chinese at its sole cost and expense for the use of the PRC Companies and Franchisees in the Territory; provided, however, that Master Franchisee shall not use such translation without first obtaining BKAP’s prior written consent.  Any copyright or other proprietary rights in and to the translated version of the Burger King Curriculum and other training aids shall be the exclusive property of BKAP. BKAP authorizes Master Franchisee to reproduce the training manuals and other training aids for the purposes of carrying out its obligations under this clause 11.

(2)                                 Master Franchisee must provide Pre-opening Services and Opening Supervision Services as required under the Franchise Agreement in respect of all Franchisees.  “Pre-opening Services” and “Opening Supervision Services” consist of such pre-opening and opening supervision and assistance required by the Standards, including the standards, requirements and procedures from time to time in the BKAP “Restaurant Opening Guide” applicable to the Region, as modified by BKAP from time to time.

CLAUSE 12

MONITORING SERVICES

Master Franchisee shall provide the Franchisees with the following day-to-day monitoring services (collectively, the “Monitoring Services”):

(a)                                 Administer the process required by BKAP to evaluate compliance by Franchisees with the Standards from time to time;

(b)                                 Conduct visits on semi-annual basis of each Restaurant operated by Franchisees and perform a semi-annual review of the operational and financial performance of such Restaurant;

(c)                                  Provide ongoing advice about Restaurant operations, accounting cost control and inventory control systems;

(d)                                 Communicate new developments, techniques and improvements of BKAP in food preparation, equipment, products, packaging and restaurant management;

(e)                                  Monitor sales performance and evaluate success of sales building activities;

(f)                                   Develop monthly forecasts for sales and ticket count for each market within the Territory;

(g)                                  Ensure customer complaints are dealt with appropriately;

(h)                                 Develop yearly business plans with Franchisees and formally review such plans on a quarterly basis;

(i)                                     Integrate plans proposed by Franchisees into overall plan for the market, with a focus on sales and financial performance;

(j)                                    Identify opportunities and priorities to ensure proper allocation of existing resources to achieve goals;

(k)                                 Provide general consulting advice in order to maintain safe, clean, and high quality Restaurant operations in the Territory;

(l)                                     Provide consulting services regarding payroll processing, information technology support and business advice in finance, accounting and treasuries activities;

(m)                             Provide advice regard market planning and targeting; and

(n)                                 Evaluate local suppliers to improve terms of supply, better quality and lower prices.

CLAUSE 13

SERVICES BY BKAP

(1)                                 BKAP shall make the following available for use by Master Franchisee:

(a)                                 the benefit of such new products and cooking techniques as BKAP may approve from time to time;

(b)                                 the benefit of BKAP’s marketing ideas and concepts developed by or for BKAP for use by the Burger King System, provided that all of BKAP’s obligation to make these elements available shall be limited to the extent that BKAP, in its sole discretion, deems them appropriate for use in the Territory, and, where intellectual property rights of third parties are involved, to the extent that such third parties have consented to the use of such rights in the Territory;

(c)                                  advice regarding the choice of Marketing Agency;

(d)                                 the provision of supply quality assurance standards to evaluate and approve the suppliers and distributors proposed by Master Franchisee in the Territory;

(e)                                  collaboration and advice in the preparation of an annual Marketing Calendar; and

(f)                                   advice regarding the parameters within which the Master Franchisee may from time to time authorize marketing and promotional concepts and materials.

(g)                                  Technical support and advice to enable local suppliers to become Approved Suppliers; and

(h)                                 Access to supply agreements and prices available to other BKAP Affiliates and Subsidiaries subject to the confidentiality obligations of Master Franchisee.

(2)                                 BKAP agrees to provide the Master Franchisee with training services in the Territory in connection with the full Burger King Curriculum to Master Franchisee’s relevant employees, at Master Franchisee’s expense.  This training shall be in the form that BKAP, in its reasonable discretion, deems to be most appropriate in the circumstances to enable Master Franchisee to comply with the Standards and may be accomplished through, among other means, visits made by operations consultants, through printed and filmed reports, seminars and/or newsletter mailings or through electronic communications, including e-mail.

(3)                                 BKAP shall make available all of the foregoing to Master Franchisee which shall in turn have sole responsibility for passing on to all Franchisees in the Territory the benefit of the information and guidance provided by BKAP.

CLAUSE 14

DEFAULT AND TERMINATION

(1)                                 Without derogation from any other rights of BKAP under this Agreement or at Law, upon the occurrence of any of the following events (“Events of Default”), Master Franchisee shall be in default of this Agreement and BKAP may, at its election, terminate this Agreement in its entirety or terminate the Development Rights with immediate effect (but with due regard for the cure periods set forth below) by written notice to Master Franchisee:

(a)                                 if Master Franchisee (or any of its Affiliates, including the other PRC Companies) fails to pay to BKAP (or its designee) when due any amounts payable under this Agreement in excess of US$25,000, and does not cure such failure within thirty (30) Days of written notice from BKAP;

(b)                                 if Master Franchisee assigns, transfers, charges, encumbers, sublicenses or otherwise disposes of this Agreement or the Development Rights granted to Master Franchisee hereunder in violation of clause 17, or if Master Franchisee duplicates the Burger King System or violates the confidentiality provisions set forth in clause 11.3 of the PRC Company Franchise Agreement or if Master Franchisee acquires an interest in a Competitor in violation of clause 29.  If any of these Events of Default occurs, Master Franchisee shall have no opportunity to cure, and BKAP shall have the right to terminate the Development Rights or this Agreement in its entirety, at its election, effective immediately upon notice to Master Franchisee;

(c)                                  if Master Franchisee, any other PRC Company or any Affiliate thereof fails (i) to pay to BKAP (or its designee) when due any amounts payable under the PRC Company Franchise Agreement, any Unit Addendum and/or any other franchise agreement issued to an Affiliate of Master Franchisee and does not cure such failure within sixty (60) Days from written notice by BKAP, or (ii) to otherwise comply in any material respect with the other terms of the PRC Company Franchise Agreement (which failure to comply is not cured within the applicable cure period set forth in the PRC Company Franchise Agreement);

(d)                                 if Master Franchisee or any other PRC Company seeks any type of relief under the provisions of a bankruptcy or insolvency law; or if there is a similar arrangement among Master Franchisee’s and/or any other PRC Company’s creditors; or any Person files a petition or application seeking to have Master Franchisee and/or any other PRC Company adjudicated bankrupt and the action is not dismissed within ninety (90) Days after it is filed; or Master Franchisee and/or any other PRC Company admits in writing or upon sworn oath the inability to pay any debts as they fall due; or a receiver or other administrator (permanent or temporary) is appointed over a substantial part of the assets of Master Franchisee and/or any other PRC Company; or any administrator or liquidator is appointed over Master Franchisee by any competent bankruptcy court or under any other law including under an order for a suspension of proceedings or Master Franchisee and/or any other PRC Company takes any action to liquidate or wind up;

(e)                                  if Master Franchisee (directly or through a PRC Company or any other Affiliate) challenges the validity of any of the Burger King Marks, Burger King Domain Names or copyright or other intellectual property rights of BKAP or any BKAP Affiliate; or

(f)                                   if Master Franchisee fails to comply in any material respect with any of the other terms, provisions or conditions of this Agreement and fails to rectify the same within sixty (60) Days of a written notice requiring it to do so, subject to clause 10(7).

(2)                                 Upon the occurrence of any of the events set out below in this clause 14(2), Master Franchisee may by giving written notice to BKAP by registered letter, return receipt required, terminate this Agreement in its entirety before the expiry of the Term:

(a)                                if BKAP assigns, transfers, charges, encumbers, sublicenses or otherwise disposes of this Agreement in violation of clause 17;

(b)                                if a court or tribunal of competent jurisdiction issues a final and non-appealable judgment determining that either of the Burger King Core Trademarks materially infringes the Intellectual Property Rights of any third party in the Territory and BKAP is unable to procure for Master Franchisee the continued right to use the relevant Burger King Core Trademark or a valid substitute thereof in the Territory on substantially the same terms and for the purposes envisaged in this Agreement;

(c)           if BKAP terminates the PRC Company Franchise Agreement in its entirety; or

(d)                                 if any circumstance, event or fact leads to (i) a material deterioration in the reputation of the Burger King brand (other than a deterioration which arises from any act or omission by Master Franchisee or any of its Affiliates); and (ii) as a result thereof, the ultimate parent of BKAP (the “Parent”) seeks any type of relief under the provisions of a bankruptcy or insolvency law; or if there is an arrangement among the Parent’s creditors; or any Person files a petition or application seeking to have the Parent adjudicated bankrupt and the action is not dismissed within sixty (60) Days after it is filed; or the Parent admits in writing or upon sworn oath the inability to pay any debts as they fall due; or a receiver or other administrator (permanent or temporary) is appointed over all or any of the assets of the Parent; or any administrator or liquidator is appointed over the Parent by any competent bankruptcy court or under any other law including under an order for a suspension of proceedings or the Parent takes any action to liquidate or wind up.

(3)                                 Master Franchisee, may, pursuant to Article 12 of the Commercial Franchise Administration Regulation promulgated by the State Council of China and effective as of May 1, 2007, terminate this Agreement within SEVEN (7) DAYS after the signing date of this Agreement (“Termination Period”).  Master Franchisee further acknowledges that the foregoing seven-day Termination Period has been agreed to by BKAP and Master Franchisee based on their negotiations and reflects a truthful allocation of risks and liabilities after taking into account all  of the relevant factors in entering into this Agreement.  In the event that Master Franchisee elects to terminate this Agreement pursuant to this clause 14(3):

(a)                                 Master Franchisee shall, within the foregoing Termination Period, send the original copy of a written notice to terminate this Agreement (“Termination Notice”) to BKAP by hand-delivery or registered air mail, postage fully prepaid.  Master Franchisee shall clearly state its decision to terminate this Agreement in such Termination Notice, which shall be signed by the legal representative of Master Franchisee and affixed with the corporate seal of Master Franchisee.  This Agreement may be terminated pursuant to this clause 14(3) only after BKAP actually receives the original copy of the Termination Notice that meets the foregoing requirements.  For the avoidance of doubt, if BKAP does not receive the Termination Notice that meets all of the foregoing requirements, this Agreement shall not be terminated and shall continue in full force and effect and be binding upon BKAP and the Master Franchisee.

(b)                                 If this Agreement is terminated pursuant to this clause 14(3), the Master Franchisee shall comply with all relevant responsibilities herein upon termination of this Agreement (including, without limitation, the obligations provided in clause 14(4) below).

(4)                                 Upon termination of this Agreement in its entirety pursuant to this clause 14, all rights granted to Master Franchisee under this Agreement shall terminate; provided, however, that except as set forth in clause 10(7) and clause 10(8), Master Franchisee’s rights and obligations under the PRC Company Franchise Agreement, any Unit Addendum and any Franchise Agreement then in effect shall remain unaffected solely by reason of any such termination and provided further that the obligations of Master Franchisee under clauses 9(1), 9(2), 9(3)(e) through 9(3)(k) (inclusive), 9(5), 9(6) and 9(7) shall survive the termination or expiration of this Agreement and remain in effect until the expiration or termination of the last remaining Franchise Agreement.  In addition, at BKAP’s request, the Parties will work together and use their respective reasonable efforts to establish and agree on a transition plan for the orderly transition of the Services from Master Franchisee to BKAP or its designee.  The Parties will co-operate fully to achieve a smooth transition.  Should BKAP elect or deem it necessary to provide any of the Services, Master Franchisee shall as far as possible make available to BKAP or its designee, at BKAP’s cost, those of its staff as are directly suited to be engaged by BKAP or its designee in the service roles which it is taking over from Master Franchisee, other than those staff who serve in a dual capacity with Master Franchisee or an Affiliate on a regular basis.

CLAUSE 15

CONFIDENTIALITY

The Parties hereby agree that they shall be bound by the confidentiality provisions set forth in clauses 11.3 and 11.4 of the PRC Company Franchise Agreement.

CLAUSE 16

INDEMNIFICATION AND INSURANCE

(1)                                 Master Franchisee shall, at its own expense, defend, indemnify and hold harmless the BKAP Indemnified Parties, with counsel reasonably acceptable to BKAP, from and against any and all Losses sustained or incurred by the BKAP Indemnified Parties, or any one or more of them, based upon or arising directly or indirectly out of any material breach of this Agreement or negligent act, error or omission in connection with this Agreement by Master Franchisee or its employees or agents; and any claim by or liability to any Franchisee in the Territory by reason of any material failure by Master Franchisee to provide Services in accordance with this Agreement.

(2)                                 Without limiting the generality of the foregoing, Master Franchisee shall defend, indemnify and hold harmless the BKAP Indemnified Parties from and against Losses relating to, arising out of or in connection with:

(a)                                 Master Franchisee’s offering or sale of franchises for Franchised Restaurants;

(b)                                 Master Franchisee’s performance under any of the Existing Development Agreements and/or Franchise Agreements and the operation of the Franchised Restaurants in connection with Claims arising after the Commencement Date, including any action taken by Master Franchisee to enforce compliance by Franchisees with obligations under the Existing Development Agreements and Franchise Agreements, and any product liability claims;

(c)                                  a violation by Master Franchisee of the Radius Restrictions;

(d)                                 the quality or quantity of advertising or promotional materials produced and paid for from the Advertising Fund, to the extent not substantially compliant with this Agreement;

(e)                                  any material prepared or supplied by Master Franchisee under this Agreement, including claims, causes of action and suits alleging libel, slander, defamation, invasion of privacy, plagiarism, piracy, idea misappropriation, trademark or copyright infringement or any other failure of Master Franchisee to comply with any applicable Laws in material respects, notwithstanding the fact that the material may have been approved by BKAP (hereinafter, “Intellectual Property Claims”), but excluding any Intellectual Property Claims relating to the ownership and validity of the Burger King Marks;

(f)                                   any misappropriation of the Advertising Fund, Ad Fund Account, Advertising Contributions or any part thereof by Master Franchisee or its designee;

(g)                                  any deceptive or fraudulent activities, corporate malfeasance, gross negligence or wilful misconduct in connection with its performance hereunder which is determined by a final court judgment or arbitral award;

(h)                                 any material claim, or action of any kind or nature whatsoever brought by any employee, agent, subcontractor or independent contractor of Master Franchisee or any employee of any agent, subcontractor or independent contractor of Master Franchisee upon a final court judgement or an arbitral award; and

(i)                                     any injury or death to persons, or injury or damage to property, during the rendering of Services required of Master Franchisee hereunder, if it is ruled by a final court judgement or arbitral award that such injury occurs in whole or in part as a result of acts of Master Franchisee or its employees or agents, whether sustained by BKAP or any other Person(s) or third parties.

(3)                                 Master Franchisee’s indemnification obligations hereunder shall be in effect from the Commencement Date and shall survive the termination of this Agreement and continue for one (1) year after the expiry of the statute of limitations applicable to any such Claim on the condition that a matter covered by this indemnity has arisen before the termination of this Agreement.

(4)                                 Notwithstanding the foregoing, no BKAP Indemnified Party shall be indemnified or held harmless from any Losses that result in whole or part from the negligence or wilful misconduct of any BKAP Indemnified Party, as determined by a final arbitral award rendered in accordance with clause 25 or, in connection with a third party Claim, by a court of competent jurisdiction pursuant to an enforceable judgment (collectively, “Final Judgment”), provided that (a) if BKAP assumes the conduct of any third party Claim covered by clause 16(1) or clause 16(2) above, Master Franchisee shall upon request pay to BKAP all costs and expenses reasonably incurred or sustained by BKAP or any BKAP Indemnified Party (including reasonable attorneys’ fees and expenses) in connection with any Losses arising out of such Claim as such costs and expenses are incurred until such time as there is a Final Judgment; and (b) if the Final Judgment determines that any BKAP Indemnified Party has contributed to the Losses through its own contributory negligence or wilful misconduct, BKAP shall, or shall cause such BKAP Indemnified Party to, repay to Master Franchisee a part of the amount received pursuant to (a) above in proportion to the degree of contributory negligence of such BKAP Indemnified Party, as determined in such Final Judgment.

(5)                                 Notwithstanding anything to the contrary in this clause 16, any sum recovered by the relevant BKAP Indemnified Party through insurance or otherwise (less any reasonable out-of-pocket expenses incurred by such BKAP Indemnified Party in recovering the sum and any tax attributable to or suffered in respect of the sum recovered) will reduce the amount of the Losses in respect of which a claim can be made under clause 16(1) or clause 16(2) by an equivalent amount.

(6)                                 The right to indemnity hereunder shall exist notwithstanding that joint and several liability may be imposed upon the BKAP Indemnified Parties by statute, ordinance, regulation or judicial decision.

(7)                                 Subject to clause 16(5), Master Franchisee’s obligation to defend and indemnify the BKAP Indemnified Parties is separate and distinct from its obligation to maintain insurance hereunder and under the Existing PRC Company Franchise Agreement, and is not limited by the amount of insurance required by BKAP.

(8)                                 BKAP shall advise Master Franchisee if it receives notice that a Claim has been or will be filed with respect to a matter covered by this indemnity and provide Master Franchisee with such information as Master Franchisee may reasonably require to assume the defense of the Claim.  In such event, Master Franchisee shall be given the opportunity to assume the defense thereof with counsel reasonably acceptable to BKAP, and BKAP shall have the right to participate in the defense of any Claim against it which is assumed by Master Franchisee at BKAP’s own cost and expense.  Master Franchisee shall not, without the written consent of BKAP, settle or compromise any such Claim unless the terms of such settlement provide for (a) a full and unqualified release of the BKAP Indemnified Parties, (b) no admission of liability, fault or violation of Law or contract, and (c) no relief other than payments of monetary damages that are not to be paid by the BKAP Indemnified Parties, subject to clause 16(5).

(9)                                 Notwithstanding the foregoing, at BKAP’s option, BKAP may hire attorneys of its own choice to manage and defend any Claim, at Master Franchisee’s cost, risk and expense; provided, however, that BKAP will not consent to the entry of any judgment or enter into any settlement without Master Franchisee’s prior written consent, which consent will not be unreasonably withheld or delayed.

(10)                          For as long as this Agreement remains in effect and for three (3) years thereafter (which may be satisfied by a prepaid tail policy), Master Franchisee shall maintain the following insurance:

(a)                                 Commercial General Liability coverage on a per occurrence form, that includes broad form coverage for “contractual Liability,” “property damage,” “products liability,” “bodily injury,” “advertising injury,” and “personal injury” liability as those terms are defined in Insurance Services Office (ISO) Form CG00-01 or its equivalent. The policies shall provide the minimum limits of no less than the amounts set forth below, contain a waiver subrogation in favor of the BKAP Indemnified Parties, and name as additional insureds by policy endorsement the BKAP Indemnified Parties. Advertising injury coverage provided under the Commercial General Liability insurance must include coverage for claims arising out of or related to: (i) invasion or infringement or interference with the right of privacy or publicity, whether under common law or statutory law; (ii) infringement of copyright or trademark, whether under statutory or common law; (iii) libel, slander or other forms of defamation; and (iv) plagiarism, piracy or unfair competition resulting from the alleged unauthorized use of titles, formats, ideas, characters, plots, performers, or other material.

(b)                                 Workers’ Compensation coverage that includes all coverage required under the laws of the Territory or any province in which Master Franchisee conducts business operations in any way related to the BKAP Indemnified Parties and should contain a waiver of subrogation in favor of the BKAP Indemnified Parties.

(c)                                  Error and Omissions or Advertising Agency Professional Liability Insurance insuring the contractual liability assumed by Master Franchisee under this Agreement, with respect to Intellectual Property Claims.  The policy shall provide the minimum limits of no less than the amounts set forth below, contain a waiver subrogation in favor of the BKAP Indemnified Parties, and name as additional insureds by policy endorsement the BKAP Indemnified Parties.

(d)                                 All insurance shall be deemed primary and shall not seek contribution from any separate insurance maintained by BKAP, regardless of the “Other Insurance” or similar provisions of the respective policies of insurance.  All insurance coverage required herein shall be provided by an insurance company or companies with minimum AM Best ratings of “A(X)” or “A10”, where  “A” is the Financial Strength Rating (“FSR”) and (X) or (10) is the Financial Size Category (“FSC”).  In the event that an AM Best rating is not available, a minimum Standard and Poor’s FSR of “A” and an FSC (surplus) at least equal to an A. M. Best rating of “X” is required, which may be supplied by a BKAP approved credit rating agency.  Each policy shall provide for thirty (30)

Days notice to BKAP from the insurer by registered mail, return receipt requested, in the event of any unrestricted prior written notice of cancellation, non-renewal or change in coverage.

(e)                                  Each and every policy required pursuant to this Agreement, except as noted, shall have maximum deductibles of One Million Dollars (US$1,000,000) subject to approval by BKAP and shall have coverage limits of:

i.                  Comprehensive General Liability Insurance, including products liability coverage with limits of at least Five Million Dollars (US$5,000,000) per occurrence and Ten Million Dollars (US$10,000,000) in umbrella/excess liability coverage, for damage, injury and/or death to persons and damage and/or injury to property;

ii.               Worker’s Compensation Insurance and Employer’s Liability Insurance coverage required under the applicable Laws in the Territory; and

iii.            Fidelity/Fiduciary Insurance, in an aggregate amount of not less than US$10,000,000 per occurrence (funded from the Ad Fund); and Master Franchisee shall, upon full execution of this Agreement (and on the policy anniversary dates or as otherwise reasonably requested by BKAP), obtain from its insurers certificates confirming that all required insurance coverage is in effect and Master Franchisee shall obtain copies of all endorsements that add the BKAP Indemnified Parties as additional insureds to the polices.

(11)                          All certificates of insurance and policy endorsements required herein shall be provided by Master Franchisee to BKAP at 101 Thomson Road, #19-01/03 United Square, Singapore 307591 (or to the address of the third party designee of BKAP) in the manner required for written notices hereunder.  Master Franchisee shall be required to name BKAP and its Affiliates as additional insureds or its equivalent under the insurance policies, and the addition of BKAP and its Affiliates as additional insureds or its equivalent shall be effectuated through an endorsement to Master Franchisee’s insurance policies or otherwise, without any language of limitation affecting coverage and without the right of subrogation against BKAP or any of its Affiliates, and a copy of the endorsement must be provided to BKAP or its designated agent.  All policies must be renewed, and a renewal certificate of insurance must be provided to BKAP or its designated agent, prior to the expiration date of the policies.

(12)                          Master Franchisee shall use reasonable best efforts to require all third party subcontractors and suppliers, including, but not limited to Affiliates of Master Franchisee, to maintain insurance coverages consistent with the requirements and amounts set forth in this clause 16.

(13)                         Master Franchisee must neither do nor omit to do any act which is or may render any of the insurance policies void or voidable.  If BKAP determines that a particular insurer is unacceptable to BKAP and so notifies Master Franchisee, Master Franchisee will use all reasonable efforts to obtain alternative or additional insurance from an insurer acceptable to BKAP prior to the expiration of the relevant policy and furnish to BKAP certificates of insurance evidencing that such alternative or additional insurance coverage is in effect.  The insurance afforded by the policy or policies required under this Agreement shall be primary and not contributory with BKAP’s insurance and shall not be limited in any way by reason of any insurance which may be maintained by BKAP.

(14)                         The amount of insurance as required hereunder or as contained in any of the policies shall not be construed to be a limitation of liability on the part of Master Franchisee.  Master Franchisee’s failure to maintain proper insurance coverage for itself and the other PRC Companies will not relieve Master Franchisee of its responsibility to indemnify and defend a BKAP Indemnified Party and shall, of itself, constitute a material breach of this Agreement.

CLAUSE 17

ASSIGNMENT AND TRANSFER

(1)                                 Except (a) as permitted by the Investment Agreement or (b) with respect to assignment or transfer to a wholly-owned subsidiary or parent company that owns all of the interests in Master Franchisee (which subsidiary or parent company, as applicable, must be, and remain during the Term, a single-purpose entity, the business of which is limited to the development, operation and servicing of Burger King Restaurants and any activities ancillary thereto), this Agreement and the Development Rights granted to Master Franchisee may not be assigned, transferred, charged, encumbered sublicensed or otherwise disposed of by Master Franchisee, in whole or in part, whether directly or indirectly by operation of law, nor shall Master Franchisee have any right to sub-license any of the rights granted under this Agreement, nor shall Master Franchisee be permitted to subcontract the whole or any substantial part of its obligations under this Agreement, or to transfer any material assets that are necessary for Master Franchisee to operate its Direct-Owned Restaurants or fulfil its other material obligations under this Agreement or the PRC Company Franchise Agreement, including the Unit Addenda thereto, without the prior consent of BKAP, which consent may be withheld in BKAP’s sole and complete discretion.

(2)                                 In the event that BKAP sells, transfers, assigns or otherwise conveys the rights to the Burger King Marks, Burger King Domain Names and Burger King Intellectual Property Rights previously licensed by BKAP for the operation of the Burger King System in the Territory to any Person (an “IP Transferee”), BKAP shall assign this Agreement, and all the rights and obligations of BKAP hereunder, to such IP Transferee, in which case the IP Transferee shall license such intellectual property to Master Franchisee as contemplated in this Agreement, and Master Franchisee’s rights and obligations hereunder shall remain in full force and effect.  Subject to the foregoing, this Agreement and all the rights and obligations hereunder of BKAP may be assigned or transferred by BKAP to an IP Transferee, without notice to and approval by Master Franchisee, and shall inure to the benefit of the successors and assigns of BKAP; provided, however, that in the case of a transfer or assignment, notice should be provided to Master Franchisee, and Master Franchisee hereby grants its advance and irrevocable consent to such assignment and waives any requirement of prior notice.  Master Franchisee shall take all such actions as BKAP shall reasonably require or as required by applicable Law to effect such transfer.

CLAUSE 18

CURRENCY, EXCHANGE CONTROL AND TAXATION

(1)                                 All payments to BKAP required under this Agreement shall be made in United States Dollars (or such other currency as BKAP may by written notice require) (the “Required Currency”) into such bank account in Singapore, or elsewhere as BKAP shall designate (the “Required Country”).  Master Franchisee shall, at its expense, make all necessary and appropriate applications to such Authorities as may be requested by BKAP or as may be required by Law for transmittal and payment of the Required Currency to BKAP.  Such payment shall be made by such method as BKAP may from time to time stipulate, including direct debit.  Each conversion from RMB to the Required Currency shall be made at the Middle Exchange Rate (or such other rate designated by BKAP from time to time) for the purchase of the Required Currency as quoted by Citibank, N.A. (or such other bank designated by BKAP from time to time), as of the last bank trading Day of the month on which the payment is based, or in the case of the Direct-Owned Restaurant Unit Fee and the Franchised Restaurant Unit Fee, on the last bank trading Day preceding the invoice date for the respective Unit Fee.

(2)                                 As and when any consent or compliance with any other formality is required under any applicable Law for the remittance of royalties and other payments to BKAP or to an Affiliate of BKAP nominated by BKAP, Master Franchisee will at its own expense make all necessary and appropriate applications to such governmental and other authorities as may be necessary or desirable to facilitate the transmittal and payment of sums due under this Agreement in accordance with the time periods set forth herein.

(3)                                 In the event that Master Franchisee shall at any time be prohibited from making any payment in U.S. Dollars outside of the Territory, Master Franchisee shall immediately notify BKAP of this fact and such payment shall thereupon be made to such place and in such currency as may be selected by BKAP and acceptable to the appropriate PRC Authorities, all in accordance with remittance instructions furnished by BKAP.  The acceptance by BKAP of any payment in a currency other than that of the Required Currency or in a territory other than the Required Country or a destination as specified by BKAP does not release Master Franchisee from its obligation to make future payments in the Required Currency to the Required Country or a destination as specified by BKAP.

(4)                                 If at any time there exists an exchange control, governmental regulation or any Law which prohibits the payment to BKAP of the amounts due to BKAP under this Agreement, the PRC Company Franchise Agreement and/or any Unit Addendum in the Required Currency and the Required Country (“Payment Restriction”), Master Franchisee shall immediately reserve and keep in a separate account such amounts for the benefit of BKAP (the “Reserve Account”) or, at the option of BKAP, pay such amounts in RMB to a Person designated by BKAP.  For a period of at least six (6) months, BKAP and Master Franchisee shall use commercially reasonable efforts to reach an agreement regarding payment of the applicable amounts due to BKAP in the Required Currency and the Required Country.   If such efforts are not successful after such six (6) month period, BKAP and Master Franchisee shall use commercially reasonable efforts over a three (3) month period to agree to form a new master franchisee with the same beneficial ownership as the Master Franchisee (the “Substitute Master Franchisee”) and transfer the rights and obligations of Master Franchisee to such Substitute Master Franchisee to permit such payments to resume.  If such efforts are not successful after such three (3) month period, BKAP and Master Franchisee shall use commercially reasonable efforts to agree to make the payments in an alternative form, including the use of alternative currencies, entrance into new service or delivery contracts, or payment of extraordinary dividends.  As soon as the Payment Restriction is no longer in effect, Master Franchisee shall make payments from the Reserve Account to BKAP or BKAP’s designee in an aggregate amount equal to the amounts subject to the Payment Restriction, less any amounts paid by the Substitute Master Franchisee or in an alternative form, if applicable.  Master Franchisee agrees not to make any dividend payments or similar payments to its shareholders until (or simultaneously with) the payment to BKAP of all amounts subject to the Payment Restriction, less any amounts paid by the Substitute Master Franchisee or in an alternative form, if applicable.  Master Franchisee shall bear all costs associated with the formation of a Substitute Master Franchisee or any alternate method of payment pursuant to this clause 18(4).  Notwithstanding the foregoing, in the event that (i) BKAP reasonably determines that any other Person similarly situated to Master Franchisee has been able to make payments in the Required Currency notwithstanding the Payment Restriction, and Master Franchisee continues to be unable to make payments in the same manner after receiving written notice from BKAP, or (ii) the Payment Restriction is in effect for a period of more than three (3) years, BKAP may terminate this Agreement immediately upon notice to Master Franchisee.

(5)                                 All payments made under this Agreement shall be made in full, free of any deduction or set off whatsoever, except withholding or similar taxes as required by the Law of the Territory, subject to the provisions of clause 18(6) below.

(6)                                 It is understood and agreed by the Parties that Master Franchisee will be responsible for any VAT and any and all other tax liabilities arising out of this Agreement will be paid by the Party owing such taxes. Notwithstanding the foregoing, in the event that Master Franchisee is required to withhold an amount in respect of withholding tax liability of a payee as a result of any of the payments set out in this Agreement made by or on behalf of Master Franchisee, it shall be the responsibility and obligation of Master Franchisee to withhold from such payments (or such other payments) such withholding taxes as are required by Law.  Master Franchisee shall provide BKAP with corresponding receipts from the relevant taxing authorities to evidence such payments or amounts withheld.

CLAUSE 19

AUDIT RIGHTS

(1)                                 During the Term and for one (1) year thereafter, BKAP shall be entitled to inspect during normal business hours upon three (3) Business Day’s notice (and without giving notice in the case of emergency or suspecting malfeasance) any records and books of Master Franchisee, and Master Franchisee must timely make all such books and records available to BKAP at BKAP’s request.  BKAP shall not exercise this inspection right more frequently than three (3) times during any Year.  Master Franchisee must permit a representative of BKAP to enter its offices and any training facility during normal business hours.  BKAP shall exercise commercially reasonable efforts to minimize disruption to the normal operation of Master Franchisee’s business.

(2)                             BKAP may, on reasonable notice and with such professional assistance as BKAP may require, conduct an annual audit at its expense during each Year to ensure that Master Franchisee is complying with the Global Marketing Policy and providing the Services in accordance with this Agreement.  Master Franchisee must cooperate in the conduct of any such audit, including by complying with its obligations under clause 19(1) and promptly and fully answering any questions and providing any information reasonably required by BKAP.

CLAUSE 20

SEVERABILITY

Each of the Parties agrees that if any provisions of this Agreement may be construed in more than one way, one or more of which would render the provision illegal or otherwise voidable or unenforceable, and one of which would render the provision valid and enforceable, such provision shall have the meaning which renders it valid and enforceable.  The language of all provisions of this Agreement shall be construed according to its fair meaning and not strictly against any Party. It is the intent of the Parties that the provisions of this Agreement be enforced to the fullest extent and should any court or other public agency determine that any provision herein is not enforceable as written in this Agreement, the Parties shall use their best endeavors to amend it consistent with the intent of the Parties so that it is enforceable to the fullest extent permissible under the Laws and public policies of the jurisdiction in which the enforcement is sought.  Subject to the preceding sentence, the provisions of this Agreement are severable and this Agreement shall be interpreted and enforced as if all completely invalid or unenforceable provisions were not contained in this Agreement, and partially valid and enforceable provisions shall be enforced to the extent that they are valid and enforceable.

CLAUSE 21

ENTIRE AGREEMENT

This Agreement, together with the PRC Company Franchise Agreement and all of the Unit Addenda entered into pursuant to the PRC Company Franchise Agreement, and the other Transaction Agreements, constitute the entire agreement and understanding of the Parties with respect to the development and franchising of Burger King Restaurants in the Territory and related matters set out in the Transaction Agreements and supersedes all prior negotiations, commitments, representations, warranties and undertakings of the Parties (if any) with respect to the development and franchising of Burger King Restaurants and related matters set out in the Transaction Agreements, whether written or oral.  The Parties acknowledge that they are not relying upon any representations, warranties, conditions, agreements or understandings, written or oral, made by the Parties as their agents or representatives, except as herein or therein specified.  Neither this Agreement nor any term or provision of it may be changed, waived, discharged, or modified other than in writing and signed by the Parties.  If there is a conflict between this Agreement,  the PRC Company Franchise Agreement, any Unit Addendum, any other Transaction Agreement, the Standards or any Schedule to this Agreement (other than the Development Schedule), the provisions contained in the body of this Agreement will control, except as otherwise provided herein.  If there is a conflict between the body of this Agreement and the Development Schedule, the Development Schedule will control.

CLAUSE 22

NOTICES

Unless expressly stated otherwise herein, any notice, demand, request, consent, approval, authorization, designation, specification or other communication given or made, or required to be given or made hereunder, to or by a Party to this Agreement:

(1)                                 must be in writing and in English addressed:

(a) if to BKAP:                                                                                                                                                                                                                          BK AsiaPac, Pte. Ltd

101 Thomson Road

#13-01/03 United Square

Singapore 307591

Attention: Elias Diaz Sese, President

Facsimile: +65 6511 3710

Telephone:  +65 6511 3700

with copy to:

Burger King Corporation

5505 Blue Lagoon Drive

Miami, FL 33126

Facsimile: +1 305 378 3326

Attention: Lisa Giles-Klein, Vice-President, Assistant General Counsel

(b) if to Master Franchisee:                                                                                                                                                         Burger King (Shanghai) Restaurant Company Ltd.

Room 704-708, Finance Square

No. 333 Jiujiang Road

Shanghai 200001 The People’s Republic of China

Attention:  Sarah Feng

Telephone:  +86 21 6132 4000

or as specified to the sender by any Party by notice.

(2)                                 is regarded as being given by the sender and received by the addressee: (i) if by delivery in person (including by courier), when delivered to the addressee; (ii) if by certified, return receipt mail, on the earlier of actual receipt or the 15th Day after being deposited in the mail; and (iii) if by facsimile (followed by delivery of original by mail), upon receipt by sender of a delivery report confirming successful transmission.

CLAUSE 23

NON-WAIVER

The failure or delay on the part of a Party to exercise any right or option given to it under this Agreement, or to insist on strict compliance by the other Party with the terms of this Agreement, shall not constitute a waiver of any terms or conditions of this Agreement with respect to any other or subsequent breach, nor a waiver by the first Party of its right at any time thereafter to require exact and strict compliance with all the terms of this Agreement, nor shall acceptance by BKAP of any money paid on behalf of Master Franchisee under this Agreement or under the PRC Company Franchise Agreement following any breach or default by Master Franchisee of any one or more of the terms or provisions of this Agreement or the PRC Company Franchise Agreement, whether before or after notice to or knowledge of the breach or default by BKAP, constitute a waiver by BKAP of such breach or default.  The rights or remedies of the Parties set out in this Agreement are in addition to any other rights or remedies which may be granted by law.

CLAUSE 24

RELATIONSHIP OF PARTIES

For purposes of this Agreement, Master Franchisee is an independent contractor and is not an agent, partner, joint venturer or employee of BKAP, and no express or implied fiduciary relationship exists between Master Franchisee and BKAP by virtue of this Agreement.  Neither Master Franchisee shall, nor shall they attempt to, bind or obligate BKAP in any way nor represent that any of them has any right to do so.

CLAUSE 25

GOVERNING LAW; ARBITRATION

(1)                                 This Agreement and any non-contractual obligations arising out of or in connection with this Agreement shall be governed by, and interpreted in accordance with, Hong Kong law. The United Nations Convention Contracts for the International Sale of Goods of 11 April 1980 is hereby waived and excluded from application to this Agreement.

(2)                                 If any dispute, controversy or claim arises out of or in connection with this Agreement and/or any other Transaction Agreement, including the breach, termination or invalidity thereof (“Dispute”), any Party may serve formal written notice on the other Party that a Dispute has arisen (“Notice of Dispute”).

(3)                                 The Parties shall use reasonable efforts for a period of thirty (30) Days from the date on which the Notice of Dispute is served by one Party on the other Party (or such longer period as may be agreed in writing between the Parties) to resolve the Dispute on an amicable basis.

(4)                                 If the Dispute is not resolved within the time period referred to in clause 25(3), the Dispute shall be referred to the respective chief executives of BKAP and Master Franchisee who shall attempt to resolve the Dispute.  If the respective chief executives of BKAP and Master Franchisee fail to resolve the Dispute within thirty (30) Days (or such longer period as may be agreed in writing between the Parties), the Dispute shall be resolved in accordance with clause 25(5) below.

(5)                                 Subject to clauses 25(1) to 25(3), the Dispute shall be finally settled by arbitration under the Rules of Arbitration of the International Chamber of Commerce by three (3) arbitrators appointed in accordance with said Rules.  The place of arbitration shall be Hong Kong and the language to be used in the arbitral proceedings shall be English, save that all documents filed in the arbitration do not have to be translated from their original language unless expressly ordered by the tribunal in consultation with the Parties.

CLAUSE 26

NO THIRD PARTY ENFORCEMENT RIGHTS

Except as expressly stipulated in this Agreement, this Agreement shall not grant any right to Persons who are not a Party to this Agreement.  To the extent this Agreement grants expressly rights to third parties, the parties to this Agreement shall be permitted to change or exclude such rights at any time without the consent of the respective third party.

CLAUSE 27

BURGER KING MARKS AND BURGER KING DOMAIN NAMES

(1)           Ownership/Validity.

(a)                                 Master Franchisee disclaims any right or interest in the Burger King Marks and Burger King Domain Names, and to the goodwill in and to the Burger King Marks and Burger King Domain Names. Master Franchisee hereby confirms that during the Term, all such Burger King Marks and Burger King Domain Names, are and shall have at all times been the sole and exclusive property of BKAP, and shall so remain after the termination of this Agreement.

(b)                                 Except to the extent that Master Franchisee received prior written authorization from and pursuant to a Domain Name license agreement signed by and between Master Franchisee and BKAP, Master Franchisee shall not obtain or attempt to obtain, or allow any Marketing Agency or Franchisee to obtain or attempt to obtain during the Term of this Agreement, or at any time thereafter, any right, title or interest in or to any Burger King Domain Names.  In addition, Master Franchisee shall not obtain or attempt to obtain or allow any Marketing Agency or Franchisee to obtain or attempt to obtain during the Term of this Agreement, or at any time thereafter, any right, title or interest in or to any Burger King Marks.  Master Franchisee must not at any time during the Term or thereafter question, oppose, dispute or attack the validity, right, title or interest of BKAP as to the Burger King Marks and Burger King Domain Names.

(c)                                  Master Franchisee acknowledges and agrees that: (i) it shall in no way contest or deny the validity of, or the right or title of BKAP in or to the Burger King Marks and Burger King Domain Names and shall not encourage or assist others directly or indirectly to do so, during the Term of this Agreement and thereafter; (ii) any unauthorized use of the Burger King Marks and Burger King Domain Names by it shall constitute a material breach of this Agreement and an infringement of the rights of BKAP in and to the Burger King Marks and Burger King Domain Names; (iii) it must at all times use its commercially reasonable efforts to promote the value and validity of the Burger King Marks and Burger King Domain Names, and to protect the rights and reputation of BKAP and its Affiliates in the Burger King Marks and Burger King Domain Names in the Territory; (iv) all use of the Burger King Marks and Burger King Domain Names by the Master Franchisee and any Franchisee inures to the benefit of BKAP exclusively; (v) any and all goodwill connected with the Burger King Marks and Burger King Domain Names as a result of Master Franchisee’s use or any Franchisee’s use, excluding the accounting goodwill value associated with the Master Franchisee and its assets, inures to BKAP’s benefit exclusively; (vi) upon termination of this Agreement, BKAP is not required to make any payment to Master Franchisee for any goodwill associated with the Master Franchisee’s use or any Franchisee’s use of the Burger King Marks and Burger King Domain Names; and (vii) Master Franchisee shall include in its contracts with third-party suppliers, including any Marketing Agency, a provision prohibiting the unauthorized use of the Burger King Marks and Burger King Domain Names.  Upon termination of this Agreement in accordance with its terms, Master Franchisee shall promptly terminate all use of the Burger King Marks and Burger King Domain Names in connection with the Development Rights and the Services.

(d)                                 BKAP represents that the Burger King Marks and Burger King Domain Names specified in Schedule 2 are accurately described and registered as stated in Schedule 2 and that the Burger King Marks and Burger King Domain Names disclosed in Schedule 2 are subsisting and in full force and effect and have not been cancelled, expired or abandoned.  BKAP warrants that: (i) the Burger King Marks and Burger King Domain Names specified in Schedule 2 do not infringe upon any intellectual property rights of third parties; (ii) except as set forth in Schedule 2, there is no pending or, to the best of BKAP’s knowledge, threatened, infringement claim, opposition, interference or cancellation proceeding before any court, patent office or registration authority in the Territory against any Burger King Marks and Burger King Domain Names specified in Schedule 2; and (iii) except as set forth in Schedule 2, BKAP has not received any written notice from any other person challenging its use or ownership of any Burger King Marks and Burger King Domain Names specified in Schedule 2 or the validity or enforceability thereof in the Territory.  To the best of BKAP’s knowledge, no Person is engaging in any activity that infringes in any material respect upon the Burger King Marks and Burger King Domain Names specified in Schedule 2 in the Territory.

(e)                                  Without derogating from clause 27(1)(a), Master Franchisee hereby absolutely assigns to BKAP such rights (if any) which the Master Franchisee has or may acquire in the Burger King Marks and Burger King Domain Names.  Except for the Burger King Marks and Burger King Domain Names set forth in Schedule 2, BKAP makes no express or implied warranty with respect to the validity, subsistence or otherwise of any of the Burger King Marks and Burger King Domain Names.

(f)                                   Master Franchisee acknowledges that it may be conducting business utilizing Burger King Marks which have not been registered and that registration may not be granted for unregistered marks (“Unregistered Marks”).  If Master Franchisee is required by BKAP to use any Unregistered Marks, BKAP shall indemnify and hold harmless Master Franchisee from and against any Losses incurred by Franchisee as a result of any third party Claim alleging that Master Franchisee’s use of the Unregistered Mark infringes upon or violates the intellectual property rights of a third party.

(2)                                 Use.  Master Franchisee must not use the Burger King Marks and the Burger King Domain Names in relation to any goods or services other than the Goods and Services.  Master Franchisee must use the Burger King Marks and the Burger King Domain Names which are registered continuously throughout the Term in respect of the Goods and Services and notify BKAP in writing as soon as practically possible if it intends to cease using or ceases using any of the Burger King Marks and/or Burger King Domain Names for any period of time.  It is acknowledged and agreed as follows:

(a)                                 The Master Franchisee may use the Burger King Marks and Burger King Domain Names only in such manner as BKAP in its absolute discretion approves and must comply with any directions of BKAP concerning the use of the Burger King Marks and Burger King Domain Names.

(b)                                 Master Franchisee must ensure that the Burger King Logo appears in all advertisements in the form approved by BKAP.  Master Franchisee must ensure that, in all television advertisements, the Burger King Logo appears in the tag line or final frames of the commercials in a manner acceptable to BKAP.

(c)                                  In connection with rendering the Services pursuant to this Agreement, the Master Franchisee shall not use or display the Burger King Marks or Burger King Domain Names in a manner that is materially detrimental to the interests of BKAP.

(d)                                 In connection with rendering the Services pursuant to this Agreement, Master Franchisee shall place BKAP’s copyright and BKAP’s trademark notices on all materials prepared by the Master Franchisee hereunder which utilize such rights.  Placement of the relevant copyright and trademark notices shall be in such locations and styles as BKAP may direct.  Master Franchisee must not alter or deface the Burger King Marks or Burger King Domain Names in any manner.

(e)                                  Master Franchisee may not use the Burger King Marks or the Burger King Domain Names in connection with rendering the Services pursuant to this Agreement in any manner likely to deceive or cause confusion, or use the Burger King Marks and Domain Names together with any other logos, names or trading styles, without BKAP’s prior written consent, or use any other trademark or domain name which is substantially identical or deceptively similar to the Burger King Marks or Burger King Domain Names.

(f)                                   Master Franchisee shall not use any Burger King Marks or Burger King Domain Names that have not been cleared and authorized for use by BKAP.

(3)                                 Control.  Master Franchisee must use its commercially reasonable efforts to ensure that the character and quality of the Goods and Services sold or provided by Franchisees using the Burger King Marks and Burger King Domain Names satisfy the Standards as modified by BKAP from time to time.  BKAP has the right to require the Master Franchisee to submit to BKAP for approval samples of the goods and of all documents, labels, packaging and other matter on which any Burger King Mark or Burger King Domain Name will appear before use of such goods and as and when requested by BKAP with a reasonable prior notice while such use continues.  At all reasonable times and with reasonable prior notice, BKAP may inspect the premises and operations of the Master Franchisee to assess whether the Burger King Marks and Burger King Domain Names are being used in accordance with the terms and conditions of this Agreement, including, but not limited to the Standards on the condition that such inspection does not intervene the ordinary conduct of business.

(4)                                 Infringement.

(a)                                 If Master Franchisee becomes aware of any infringement or threatened infringement of any of the Burger King Marks and/or Burger King Domain Names, or of any conduct in relation to any of the Burger King Marks and/or Burger King Domain Names that might constitute passing off or misleading and deceptive conduct pursuant to applicable Law, or any claim by a third party that use of any of the Burger King Marks and/or Burger King Domain Names is likely to deceive or cause confusion, infringes a third party’s rights, or constitutes passing off or misleading and deceptive conduct, Master Franchisee must timely notify BKAP in writing giving BKAP all the information concerning the claim and must not take any other steps in relation to the matters referred to in this clause 27(4)(a) without the prior written consent of BKAP.

(b)                                 Upon becoming aware of any infringement of a Burger King Trademark or Burger King Domain Name, BKAP shall either (i) commence proceedings in respect of such infringement within sixty (60) Days of such cause of action arising; or (ii) take all such actions as are reasonably necessary to give Master Franchisee the right to bring such proceedings.  If BKAP elects, in its discretion, to commencement proceedings itself, then it shall conduct those proceedings in a timely manner and with reasonable diligence.  For the avoidance of doubt, Master Franchisee is not itself entitled to commence or conduct such proceedings unless expressly given the right to do so under this clause 27(4)(b).

(c)                                  Master Franchisee must join and assist in any action relating to the right to use or the validity of the Burger King Marks and Burger King Domain Names within the Territory where requested by BKAP.

(5)                                 Remedies.  Should the Master Franchisee, having been notified by BKAP that it is in default under this clause 27, fail to remedy the default as instructed by BKAP, BKAP may, without limiting any other right or remedy BKAP may have under or in connection with this Agreement, by its authorized representative take such steps as it considers necessary to remedy the default, including the affixing of appropriate decals and the giving of instructions to the Marketing Agency involved in an improper use of the Burger King Marks and/or Domain Names.

CLAUSE 28

BURGER KING INTELLECTUAL PROPERTY RIGHTS

(1)                                 Ownership/Validity.  Master Franchisee disclaims any right or interest in and to the Burger King Intellectual Property Rights.  Master Franchisee hereby confirms that during the Term, all Burger King Intellectual Property Rights, is and has at all times been the sole and exclusive property of BKAP, and shall remain so after the termination of this Agreement.  Master Franchisee may not at any time during the Term or thereafter, (a) question, oppose, dispute or attack the validity, right, title or interest of BKAP in the Burger King Intellectual Property Rights, (b) create and develop any trademarks and other intellectual property rights which are identical or substantially similar to the Burger King Intellectual Property Rights, nor (c) file any application or register any trademarks and other intellectual property rights which are identical or substantially similar to the Burger King Intellectual Property Rights.  Master Franchisee acknowledges and agrees that it must at all times use its commercially reasonable efforts to promote the value and validity of the Burger King Intellectual Property Rights and protect the rights and reputation of BKAP in the Burger King Intellectual Property Rights.  Without derogating from this clause 28(1), Master Franchisee hereby assigns to BKAP such rights (if any) which the Master Franchisee has or may acquire in the Burger King Intellectual Property Rights.  BKAP makes no express or implied warranty with respect to the validity, subsistence or otherwise of any of the Burger King Intellectual Property Rights.  Any unauthorized use of the Burger King Intellectual Property Rights by Master Franchisee shall constitute a material breach of this Agreement and an infringement of the rights of BKAP in and to the Burger King Intellectual Property Rights.  Master Franchisee shall include in its contracts with third-party suppliers, including any Marketing Agency, a provision prohibiting the unauthorized use of the Burger King Intellectual Property Rights.  Upon termination of this Agreement, Master Franchisee shall promptly terminate all use of the Burger King Intellectual Property Rights in connection with rendering the Services.

(2)                                 Use/Control.  In the course of rendering the Services pursuant to this Agreement, Master Franchisee agrees not to use the Burger King Intellectual Property Rights other than for the purposes set out in this Agreement.  Master Franchisee must at all times, both during the Term and following its termination, maintain in strict confidence the Standards and BKAP’s operational manuals, marketing information and methods, policies, procedures and all information and knowledge relating to the methods of operating and the functional know-how applicable to Burger King Restaurants and the Burger King System revealed to the Master Franchisee by BKAP or any of its Affiliates, representatives or agents.  The Master Franchisee may not disclose the information of BKAP and/or its Affiliates referred to in this clause 28(2) to any third party, nor shall Master Franchisee use or permit any third party to use this information or any part thereof for any purpose whatsoever, except that during the Term, Master Franchisee may disclose to its employees, Franchisees and Marketing Agencies such of this information as may be necessary for carrying out its obligations under this Agreement, subject to the terms and conditions of this Agreement.  Master Franchisee must ensure that each of its employees to whom it discloses such information is aware of the confidential nature of such information and does not disclose such information to any third parties, except as permitted by this clause 28(2).  Master Franchisee must also ensure that any Marketing Agencies to whom it discloses such information without a signed written agreement from such Marketing Agencies to protect the confidentiality of such information.

(3)                                 Infringement.

(a)                                 If, in the course of rendering the Services pursuant to this Agreement, Master Franchisee becomes aware of any infringement or threatened infringement of any of the Burger King Intellectual Property Rights, Master Franchisee must promptly notify BKAP in writing giving BKAP all the information concerning the claim and must not take any other steps in relation to that infringement without the prior written consent of BKAP.

(b)                                 BKAP may, in its absolute discretion, commence proceedings in respect of any infringement of any of the Burger King Intellectual Property Rights, or any other cause of action connected with Burger King Intellectual Property Rights and will have the full conduct of such proceedings.

(c)                                  Master Franchisee must join and assist in any action relating to the right to use or the validity of the Burger King Intellectual Property Rights where requested by BKAP.  Master Franchisee may not institute any legal action or other proceeding based upon the Burger King Intellectual Property Rights without the prior written approval of BKAP and except on the terms permitted by BKAP.

CLAUSE 29

COMPETITION

(1)                                 Master Franchisee acknowledges and agrees that the Burger King System is unique, especially in the areas of building design, food preparation format, service format, menu, training program, audit routines, restaurant operations and related manuals, bookkeeping, marketing and advertising formats and in other areas not listed above, and BKAP has valuable goodwill which it develops and maintains relating to these matters.  Master Franchisee has no and shall have no proprietary interest whatsoever in the Burger King

System or any element thereof.  Master Franchisee acknowledges further that no license has been or will be granted to it to use any part of the Burger King System for any purpose other than the purposes contemplated by this Agreement and by the PRC Company Franchise Agreement.

(2)                                 In particular, Master Franchisee agrees that it shall not at any time acquire or own any ownership interest in, consult, open, operate or act as a franchisee for any Competitor, whether directly or indirectly, with the exception of purely financial investments in publicly listed companies without the ability to control the strategy and business of such companies.

(3)                                 This clause 29 shall remain in effect during the term of this Agreement, the Services Agreement and the PRC Company Franchise Agreement and shall continue for a period of one (1) year following the expiration or termination of this Agreement and the PRC Company Franchise Agreement, whichever is the last to expire or terminate.

CLAUSE 30

SURVIVAL

The expiry or termination of this Agreement shall be without prejudice to any rights which shall have accrued to a Party prior to the date of such termination or expiry, shall not affect or diminish the binding force or effect of any provision of this Agreement which expressly or by their nature are intended to survive the expiration or termination of this Agreement and, without limitation shall not release Master Franchisee from the obligation to pay any sum outstanding under this Agreement.

CLAUSE 31

PARTIES TO THIS AGREEMENT ALL LEGALLY ADVISED

Each of the Parties to this Agreement acknowledges that it or he has taken or has had the opportunity to take all such independent professional advice as it or he deems appropriate, including legal advice and declares that it perfectly understands and accepts all of the terms and conditions of this Agreement.

CLAUSE 32

INTEREST AND ATTORNEY’S FEES

Master Franchisee shall pay to BKAP interest on any sum overdue under this Agreement, in the currency in which the overdue sum is required to be paid, calculated on a daily basis from the due date until payment in full at the highest interest rate allowable by applicable Law.  Entitlement to such interest shall be in addition to any other remedies BKAP may have.

CLAUSE 33

SPECIAL COVENANTS

(1)                                 REGULATORY APPROVAL

(a)                                 This Agreement and the PRC Company Franchise Agreement are subject to all governmental approvals, registrations or filings required by applicable Law within the Territory (“Approvals”).  To the extent any Approvals must be obtained to file and/or register this Agreement and the PRC Company Franchise Agreement within the Territory, Master Franchisee and BKAP shall use their best efforts to obtain any such Approval at Master Franchisee’s expense, including the modification, amendment or other alteration of this Agreement as may be required by the relevant Authority.  Notwithstanding the preceding provisions of this clause 33(1), Master Franchisee agrees not to apply for Approval until after BKAP has had an opportunity to review, comment on, and sent to all materials to be filed with any Authority.

(b)                                 In the event that any Approval is required to enable Master Franchisee to enter any Unit Addendum for a Direct-Owned Restaurant, Master Franchisee shall obtain such Approval at its sole responsibility and cost.  Master Franchisee shall provide BKAP with copies of such Approvals.

Without limitation of the foregoing, if any translations or certifications are required of this Agreement, the PRC Company Franchise Agreement or any Unit Addendum, Master Franchisee shall pay for any costs of complying with such requirements.  Master Franchisee hereby agrees to indemnify BKAP in relation to all Losses incurred by BKAP arising from Master Franchisee’s failure to obtain the Approvals set out in this clause 33(1)(b).

(2)                                 RECORDAL OR REGISTRATION

In the event that this Agreement and/or the PRC Company Franchise Agreement must be recorded or registered with any Authority, including, without limitation, MOFCOM, BKAP shall itself or shall direct Master Franchisee to make such record or registration.  In either event, Master Franchisee shall be responsible for the costs related to the making of such recordal or registration.  If Master Franchisee is directed by BKAP to make the record or registration, Master Franchisee hereby agrees to indemnify BKAP in relation to all costs, expenses, damages, loss or other amounts incurred by BKAP arising from Master Franchisee’s failure to do so.

(3)                                 STAMP DUTY

In the event that this Agreement must be stamped, Master Franchisee shall attend to the stamping and the payment of any stamp duty arising in relation to such stamping as and when due (including any fines or penalties) within thirty (30) Days of execution of this Agreement. Master Franchisee shall provide evidence to BK of its compliance with this clause including obtaining, at its expense, certified copies for all other Parties to this Agreement.

(4)                                 LANGUAGE

The language of this Agreement is English.  To the extent that any translation from English to Mandarin may be required of this Agreement or any document or information under it, it shall be at the cost of Master Franchisee, and Master Franchisee shall provide a copy of the translation to BKAP on request.  In such event, the English version of this Agreement or document or information shall alone govern all matters of interpretation of this Agreement.

[SIGNATURES APPEAR ON THE FOLLOWING PAGE]

This Agreement is executed by the Parties as of the day and year indicated on the first page of this Agreement.

/s/ Elias Diaz Sese
SIGNED by	WITNESS (Signature)
For and on behalf of
BK ASIAPAC PTE. LTD.
WITNESS (Name)

/s/ Sarah Feng
SIGNED by	WITNESS (Signature)
For and on behalf of
BK SHANGHAI (RESTAURANT) COMPANY, LTD.
WITNESS (Name)

SCHEDULE 1

Development Schedule

(This material has been omitted pursuant to a request for confidential treatment, and such material has been filed separately with the Commission.)

SCHEDULE 2

Burger King Marks and Burger King Domain Names

A.            Burger King Marks

Trademark	Class	Registration Number
BIG KING	30 Int.	1273856
BK & Flaming Crescent Design	29 Int.	6970164
BK & Flaming Crescent Design	30 Int.	6970163
BK & Flaming Crescent Design	43 Int.	6970162
BK CHICK’N CRISP	30 Int.	7364418
BK CHICK’N CRISP	29 Int.	7364428
BK CHICK’N CRISP	43 Int.	7364791
BK FLAME DESIGN	43 Int.	7358362
BK FLAME DESIGN	32 Int.	7358363
BK FLAME DESIGN	31 Int.	7358364
BK FLAME DESIGN	30 Int.	7358365
BK FLAME DESIGN	29 Int.	7358366
BK FLAME DESIGN	28 Int.	7358367
BK FLAME DESIGN	25 Int.	7358368
BK FLAME DESIGN	16 Int.	7358369
BK WRAPPER	30 Int.	6856947
BK Wrapper in Chinese	30 Int.	6856944
BURGER KING	29 Int.	260169
BURGER KING	30 Int.	254320
BURGER KING	32 Int.	382684
BURGER KING & Crescent Design	42 Int.	1418784
BURGER KING & Crescent Design	43 Int.	5049571
BURGER KING & Crescent Design (Color)	28 Int.	4156785
BURGER KING & Crescent Design (Color)	29 Int.	4156784
BURGER KING & Crescent Design (Color)	30 Int.	4156632
BURGER KING & Crescent Design (Color)	31 Int.	4156631
BURGER KING & Crescent Design (Color)	32 Int.	4156630
BURGER KING & Crescent Design and Simplified Chinese Characters (Horizontal) (Color)	28 Int.	4156791
BURGER KING & Crescent Design and Simplified Chinese Characters (Horizontal) (Color)	29 Int.	4156790
BURGER KING & Crescent Design and Simplified Chinese Characters (Horizontal) (Color)	30 Int.	4156789

BURGER KING & Crescent Design and Simplified Chinese Characters (Horizontal) (Color)	31 Int.	4156788
BURGER KING & Crescent Design and Simplified Chinese Characters (Horizontal) (Color)	32 Int.	4156787
BURGER KING & Crescent Design and Simplified Chinese Characters (Horizontal) (Color)	43 Int.	4156786
BURGER KING & Crescent Design and Simplified Chinese Characters (Vertical) (Color)	28 Int.	4156777
BURGER KING & Crescent Design and Simplified Chinese Characters (Vertical) (Color)	29 Int.	4156776
BURGER KING & Crescent Design and Simplified Chinese Characters (Vertical) (Color)	30 Int.	4156775
BURGER KING & Crescent Design and Simplified Chinese Characters (Vertical) (Color)	31 Int.	4156774
BURGER KING & Crescent Design and Simplified Chinese Characters (Vertical) (Color)	32 Int.	4156793
BURGER KING & Crescent Design and Simplified Chinese Characters (Vertical) (Color)	43 Int.	4156792
BURGER KING & Hamburger Design	29 Int.	260168
BURGER KING & Hamburger Design	30 Int.	254319
BURGER KING & Hamburger Design	32 Int.	382685
BURGER KING & Hamburger Design	42 Int.	760294
BURGER KING(Han Bao Wang)(Simplified Chinese Characters)(Color)	28 Int.	4156783
BURGER KING(Han Bao Wang)(Simplified Chinese Characters)(Color)	30 Int.	4156781
BURGER KING(Han Bao Wang)(Simplified Chinese Characters)(Color)	31 Int.	4156780
BURGER KING(Han Bao Wang)(Simplified Chinese Characters)(Color)	32 Int.	4156779
BURGER KING(Han Bao Wang)(Simplified Chinese Characters)(Color)	43 Int.	4156778
BURGER KING (Chinese Characters)	30 Int.	254293
BURGER KING (Chinese Characters)	32 Int.	382683
BURGER KING (Han Bao Bao Wang) (Chinese characters)	29 Int.	267381
BURGER KING (Simplified Chinese Characters)(Color)	29 Int.	4156782
BURGER KING (Stylized)	29 Int.	162334
BURGER KING (Stylized)	30 Int.	162335
BURGER KING (Stylized)	42 Int.	760293
BURGER KING (Stylized, Downward Slant)	32 Int.	380352
HOME OF THE WHOPPER	29 Int.	260170

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HOME OF THE WHOPPER	30 Int.	254325
HOME OF THE WHOPPER	32 Int.	382682
WHOPPER	29 Int.	260171
WHOPPER	30 Int.	6410138
WHOPPER(Chinese Characters in color)	29 Int.	5802858
WO XUAN WO WEI(HAVE IT YOUR WAY in simplified Chinese)	43 Int.	5062250
BUN & CRESCENT (IN COLOR)	43 Int.	7302757
HAVE IT YOUR WAY & WO XUAN WO WEI(CHINESE CHARACTERS)	43 Int.	7388539
HAVE IT YOUR WAY & WO XUAN WO WEI(CHINESE CHARACTERS)	29 Int.	8068625
HAVE IT YOUR WAY (WO XUAN WO WEI)(SIMPLIFIED CHINESE CHARACTERS)	29 Int.	5926506
WHOPPER(HUANGBAO) (SIMPLIFIED CHINESE CHARACTERS)	30 Int.	5802779
WHOPPER(HUANGBAO) (SIMPLIFIED CHINESE CHARACTERS)	30 Int.	7416368
KING DELIGHT	16, 25, 28, 29, 30, 31, 32, 43 Int.	WO Reg No. 867317*
BURGER KING & CRESCENT DESIGN	16 Int.	8814657

*This is an international registration with extension of protection to China

B.            Burger King Domain Names

Domain Name	Extension	Country	Paid Until Date	Status
bk.gz.cn	gz.cn	CHINA	3-Sep-13	Active
bk.hk.cn	hk.cn	CHINA	3-Sep-13	Active
burger-king.cn	cn	CHINA	18-Mar-14	Active
burgerking.cn	cn	CHINA	30-Apr-12	Active
burgerking.com.cn	com.cn	CHINA	27-Nov-13	Active
burgerking.gd.cn	gd.cn	CHINA	23-Feb-14	Active
burgerking.net.cn	net.cn	CHINA	18-Mar-14	Active
burgerking.sh.cn	sh.cn	CHINA	23-Feb-14	Active
haveityourway.ah.cn	ah.cn	CHINA	28-Apr-13	Active
haveityourway.bj.cn	bj.cn	CHINA	28-Apr-13	Active
haveityourway.cn	cn	CHINA	27-Mar-14	Active
haveityourway.cnkeyword	cnkeyword	CHINA	1-Dec-13	Active
haveityourway.com.cn	com.cn	CHINA	19-Jan-14	Active
haveityourway.gz.cn	gz.cn	CHINA	28-Apr-14	Active
haveityourway.hk.cn	hk.cn	CHINA	28-Apr-13	Active
haveityourway.nm.cn	nm.cn	CHINA	28-Apr-13	Active

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haveityourway.sh.cn	sh.cn	CHINA	28-Apr-14	Active
haveityourway.tw.cn	tw.cn	CHINA	28-Apr-13	Active
homeofthewhopper.cn	cn	CHINA	13-Nov-13	Active
wherefirelives.cn	cn	CHINA	29-Jun-13	Active
whopper.bj.cn	bj.cn	CHINA	28-Apr-14	Active
whopper.cnkeyword	cnkeyword	CHINA	1-Dec-13	Active
whopper.com.cn	com.cn	CHINA	24-Nov-13	Active
whopper.gd.cn	gd.cn	CHINA	28-Apr-14	Active
whopper.gz.cn	gz.cn	CHINA	28-Apr-14	Active
whopper.hk.cn	hk.cn	CHINA	29-Apr-14	Active
whopper.net.cn	net.cn	CHINA	24-May-12	Active
whopper.sh.cn	sh.cn	CHINA	29-Apr-14	Active
whopper.tw.cn	tw.cn	CHINA	29-Apr-14	Active
xn—7ks502e.cnkeyword	cnkeyword	CHINA	1-Dec-13	Active
xn—7ks502e.xn—55qx5d.cn	xn—55qx5d.cn	CHINA	1-Dec-12	Active
xn—7ks502e.xn—fiqs8s	xn—fiqs8s	CHINA	30-Jan-13	Active
xn—7ks502e.xn—io0a7i.cn	xn—io0a7i.cn	CHINA	1-Dec-12	Active
xn—7ksx28bkjf.xn—io0a7i.cn	xn—io0a7i.cn	CHINA	1-Dec-12	Active
xn—btrt03aa5818b.cnkeyword	cnkeyword	CHINA	1-Dec-13	Active
xn—btrt03aa5818b.xn—55qx5d.cn	xn—55qx5d.cn	CHINA	1-Dec-12	Active
xn—btrt03aa5818b.xn—fiqs8s	xn—fiqs8s	CHINA	30-Jan-13	Active
xn—btrt03aa5818b.xn—io0a7i.cn	xn—io0a7i.cn	CHINA	1-Dec-12	Active

C.            Infringement Actions - see attached

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Exhibit A

Existing Development Agreements, Existing Franchisees and Existing Franchise Agreements

(This material has been omitted pursuant to a request for confidential treatment, and such material has been filed separately with the Commission.)

Exhibit B

List of Existing PRC Company Restaurants

(This material has been omitted pursuant to a request for confidential treatment, and such material has been filed separately with the Commission.)

2

Exhibit C

List of BK Guangzhou Restaurants

(This material has been omitted pursuant to a request for confidential treatment, and such material has been filed separately with the Commission.)

Exhibit D

Form of Termination Agreement

THIS TERMINATION AGREEMENT (the “Agreement”) is entered into as of the     day of        , 2012 (the “Effective Date”), by and between BURGER KING SHANGHAI (RESTAURANT) COMPANY LTD., a company organized and existing under the laws of the People’s Republic of China (“BKS”), and BK ASIAPAC, PTE. LTD., a company organized and existing under the laws of Singapore (“BKAP”).

W I T N E S S E T H:

WHEREAS, BKS and BKAP have entered into the agreements listed on Exhibit “A” attached hereto (collectively, the “Agreements”); and

WHEREAS, the parties now desire to terminate the Agreements;

NOW, THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, BKB and BKC hereby agree as follows:

1.                                      Termination.  Each of the Agreements shall terminate as of the close of business on the Effective Date.

2.                                      General Release.  In further consideration of the parties’ execution of this Agreement,  each party, together with its successors, assigns, heirs, personal representatives and affiliates (individually and collectively, the “releasing parties”), hereby remise, release, acquit, satisfy and forever discharge the other party, together with its successors, predecessors, counsel, insurers, assigns, officers, directors, employees, parent company, affiliates, subsidiaries and agents, past and present (individually and collectively the “released parties”) from and against all claims, actions, causes of action, demands, damages, costs, suits, debts, covenants, controversies, and any other liabilities whatsoever, whether known or unknown, liquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal or equitable, which the releasing parties ever had, now have, can, shall or may have, against any or all of the released parties for, upon or by reason of any matter, cause or thing relating to the Agreements, from the beginning of the world to the date of this Agreement.

3.                                      Miscellaneous.

(a)                                 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of Singapore, and the parties hereby submit to the exclusive jurisdiction of the courts of Singapore.

(b)                                 Amendment.  No amendment hereto shall be effective unless it is in writing and signed by all parties hereto.

(c)                                  Binding Effect.  Except as otherwise expressly provided herein, the provisions of this Agreement shall inure to the benefit of, and be binding upon, the parties hereto and their respective heirs, successors, assigns, executors, personal representatives and administrators.

(d)                                 Headings.  The headings of the provisions of this Agreement are for convenience or reference only and are not to be considered in construing this Agreement.

(e)                                  Severability.  If one or more of the provisions contained in this Agreement or in any document contemplated hereby, or any application thereof, shall be invalid, illegal or unenforceable, in any respect under the laws of any jurisdiction, the validity, legality and enforceability of the remaining provisions contained herein and therein, and any application thereof, shall not in any way be affected or impaired thereby.

(f)                                   Integration.  This Agreement incorporates all prior discussions and negotiations among the parties hereto and constitutes the entire agreement among the parties hereto with respect to the subject matter of this Agreement.

[SIGNATURES APPEAR ON FOLLOWING PAGE]

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IN WITNESS WHEREOF, BKS has caused this Agreement to be executed as of the     day of      , 2012.

BURGER KING SHANGHAI (RESTAURANT) COMPANY LTD.

By:
Name:
Title:

IN WITNESS WHEREOF, BKAP has caused this Agreement to be executed as of the     day of      , 2012.

BK ASIAPAC, PTE. LTD.

By:
Name:
Title:

3

EXHIBIT A

List of Agreements

1.                                      Trademark License Agreement dated 18 September 2007 by and between BKAP and BKS

2.                                      Technology License Agreement dated 18 September 2007 by and between BKAP and BKS

3.                                      Restaurant Support Services Agreement effective as of 22 June 2006 by and between BKAP and BKS

4

Exhibit E

Global Marketing Policy

(This material has been omitted pursuant to a request for confidential treatment, and such material has been filed separately with the Commission.)

EXHIBIT F

Form of New Franchise Agreement

EXHIBIT G

Form of PRC Company Franchise Agreement

EXHIBIT H

Development Procedures

FRANCHISE APPROVAL:

(1)                                 With respect to each Restaurant to be developed by a Franchisee (other than Master Franchisee), the Franchisee must apply for and obtain franchise approval in writing from Master Franchisee (“Franchise Approval”). The Franchisee must submit all relevant information and documents to Master Franchisee, which at the date of this Agreement include a Multiple Franchise Application, Management Commitment Form and Capitalization Plan.  As part of the Franchise Approval procedures, the Franchisee must, as a condition to the granting of Franchise Approval, have obtained operational, financial, credit and legal approval as well as site approval.  “Operational”, “Financial,” “Credit” and “Legal” Approval as at the date hereof shall include the matters set out in clauses 6(5), (6), (7) and (8) of this Agreement (inclusive).

(2)                                 Master Franchisee must conduct and provide BKAP with a background check on any New Franchisee and all principals thereof.  The results of such background check must reveal (i) no prior or current criminal activity which would or would reasonably be expected to rise to the level of a felony offense, (ii) no evidence of significant moral turpitude or reputational issues, or (iii) that the New Franchisee or any of the principals thereof has not been accused by a competent regulator, voluntarily disclosed or admitted to, or has not otherwise been found by a court of competent jurisdiction to have violated, attempted to violate, aided or abetted another party to violate, or conspired to violate, any of the Anti-Corruption Laws.

(3)                                 The Franchisee must submit a Multiple Franchise Application, Management Commitment Form and Capitalization Plan for any proposed new Franchised Restaurant.

SITE APPROVALS AND APPROVAL OF PLANS AND SPECIFICATIONS

(1)                                 Once Franchise Approval is obtained, the Franchisee shall apply for and obtain approval from Master Franchisee to build a Franchised Restaurant at a particular location within the Territory in accordance with Master Franchisee’s approval procedures (“Site Approval”).  Site Approval is a prerequisite to authorization of Master Franchisee to the Franchisee to construct a Franchised Restaurant at a particular location.  Master Franchisee shall grant or deny Site Approval based on its business judgment, subject to the provisions of clause 6(1) and the Radius Restrictions.  If the Franchisee enters into any legally binding commitment with vendors or lessors of a potential site before Master Franchisee has first given Site Approval, then the Franchisee shall bear the entire risk of loss or damage resulting from a subsequent decision of Master Franchisee not to give Site Approval. In particular and without prejudice to the generality of the foregoing:

(a)                                 The Site Approval application shall contain detailed information regarding the site and the market around the site, including without limitation, a statement regarding the area of the proposed Restaurant which shall equal or exceed the minimum areas, together with an estimate of sales, and shall use the application format from time to time adopted by BKAP applicable to the Territory.  The Franchisee shall acknowledge and agree that any site selection assistance provided by Master Franchisee or its Affiliates is not intended and shall not be construed or interpreted as a representation, warranty or guarantee that the site (or any other site) will achieve the estimated sales or otherwise succeed, nor shall any location recommendation made by BKAP, Master Franchisee or their respective Affiliates be deemed a representation that any particular location is available for use as a Franchised Restaurant.

(b)                                 Master Franchisee shall not be required to give consideration to any site application unless all information of Franchisee, and Franchisee’s Affiliates (as applicable) reasonably required by Master Franchisee in such application has been fully provided.  If Franchisee is aware of any material fact or information which Franchisee (or its Affiliates, as applicable) has not provided for in any forms or other documents to be lodged with any application, Franchisee shall provide such information to Master Franchisee in writing as a supplement to such application.

(c)                                  The following requirements relating to site acquisition and construction shall apply:

(i)                                     The Franchisee assumes all cost, liability, expense and responsibility in locating, acquiring and developing the sites and of construction of any Restaurants to be developed.

(ii)                                  All Restaurants shall be constructed, equipped and furnished in accordance with approved plans and specifications included in the Standards. These plans and specifications shall include the architectural design of the building, style, size and interior décor and color schemes, internal and external signage as well as the proposed kitchen layout, service format and equipment.  If, and to the extent that, the Franchisee requires architectural and engineering services, it will contract for those services independently at its own expense.

(d)                                 The Franchisee shall agree that by granting approval of any site or the approval of any plans and specifications or of any other matter relating to the development of a Burger King Restaurant, neither BKAP nor Master Franchisee shall be deemed to be making, and no Affiliate of BKAP or Master Franchisee or any person on behalf of BKAP or Master Franchisee is or shall be deemed to be making, any representation or warranty relating directly or indirectly to the success or viability of, or any other matter relating to, the Restaurant and any such representation or warranty is hereby expressly excluded.  The Franchisee shall confirm that it has not relied on any warranty, representation or advice that may be given by any person by or on behalf of BKAP, Master Franchisee or their respective Affiliates.

(e)                                  Once Master Franchisee has given written Site Approval, the Franchisee may proceed to negotiate a lease or other interest in the land or building required to secure the site.  As soon as the Franchisee secures such interest it shall notify Master Franchisee accordingly.  The Franchisee shall also notify Master Franchisee accordingly if it fails or reasonably believes that it has failed to secure the site.

(f)                                   Master Franchisee’s approval of the lease or purchase agreement shall be conditioned upon inclusion in the lease or purchase agreement of terms acceptable to Master Franchisee, and Master Franchisee shall have the right to require inclusion of any or all of the following provisions, which will:

(i)             Allow the Franchisee and Master Franchisee the right to elect to assign the leasehold interest to Master Franchisee or an Affiliate or franchisee of BKAP, in each case, without landlord consent and any increase in rent;

(ii)          In case of lease of the site, require the lessor to provide Master Franchisee with a copy of any notice of deficiency under the lease sent to the Franchisee, at the same time as such notice is sent to the Franchisee (as the lessee under the lease), and which grants Master Franchisee the right (but not obligation) to cure any of the Franchisee’s deficiencies under the lease within fifteen (15) business days after the expiration of the period in which the Franchisee has to cure any such default, should the Franchisee fail to do so; and

(iii)       Require that the premises be used solely for the operation of a franchised Restaurant.

Additionally, at Master Franchisee’s request and in such form as Master Franchisee shall require, the Franchisee shall provide evidence of its interest in the site including a copy of any document in or translated into English evidencing such interest.

(3)         In determining whether or not to grant any approval referred to in this Agreement including but not limited to Site Approval, Master Franchisee may have regard to any relevant matter or thing in its sole discretion, including to the protection of the Burger King System, to its own interests and to the orderly and proper development of Restaurants in the Territory, and the interests of other operators of Burger King Restaurants in the Territory, or in other areas adjacent to or which may be directly or indirectly impacted by

2

the operation of this Agreement and any Franchise Agreements which are or may be entered into pursuant to this Agreement or otherwise.

3

EXHIBIT I

Product Approval Notice

BK AsiaPac, Pte. Ltd.

101 Thomson Road

#13-03/04 United Square

Singapore 307591

Re:                             Approved Product:

Name of Proposed Supplier(s):

Dear Sir/Madam:

Reference is made to the Master Franchise and Development Agreement dated [        ], 2012 (the “MFDA”) by and between BK AsiaPac, Pte. Ltd. (“BKAP”) and Burger King Shanghai (Restaurant) Company Ltd. (the “Master Franchisee”).  Capitalized terms used but not defined in this Product Approval Notice have the meanings set forth in the MFDA.   This is the “Product Approval Notice” referred to in clause 9(10) of the MFDA.

This is to advise you that Master Franchisee hereby requests that BKAP approve the supplier(s) referenced above (the “Proposed Supplier(s)”) to provide the Approved Products referenced above.

Pursuant to the requirements of clause 9(10) of the MFDA, we have enclosed the following:

1.              Audit Report of                  with respect to [the/each] Proposed Supplier;

2.              Copies of BKAP’s Master GTCs (with no changes thereto or with changes that have been approved by BKAP) executed by all of the Proposed Suppliers; and

3.              Other.

BKAP MUST NOTIFY MASTER FRANCHISEE OF ITS DECISION WHETHER TO APPROVE OR DISAPPROVE ANY OF THE PROPOSED SUPPLIER(S) WITHIN 60 DAYS AFTER RECEIPT OF THIS APPROVAL NOTICE.  If BKAP has not notified Master Franchisee of its decision within such 60 Day period, the Proposed Supplier(s) shall be deemed approved.

EXHIBIT J

Terms and Conditions of Supply (Marketing Services)

(This material has been omitted pursuant to a request for confidential treatment, and such material has been filed separately with the Commission.)

2